================================================================================

   As filed with the Securities and Exchange Commission on November ___, 1999.


                                                  Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                       -----------------------------------
                                    FORM S-1
                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933

                       -----------------------------------
                            Take to Auction.com, Inc.
             (Exact name of registrant as specified in its charter)

                       -----------------------------------

         Florida                               7389                      65-0924433
(State or other jurisdiction of     (Primary Standard Industrial         (I.R.S. Employer
 incorporation or organization)      Classification Code Number)      Identification Number)

                       2335 N.W. 107th Avenue, Suite 2M-23
                              Miami, Florida 33172
                               (305) 436-8070
                   (Address, including zip code, and telephone
                         number, including area code, of
                    registrant's principal executive offices)

                                 Albert Friedman
                      President and Chief Executive Officer
                       2335 N.W. 107th Avenue, Suite 2M-23
                              Miami, Florida 33172
                                 (305) 436-8070
       (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:
                             Keith Wasserstrom, Esq.
                                Baker & McKenzie
                        1200 Brickell Avenue, Suite 1900
                              Miami, Florida 33131
                        Facsimile Number: (305) 789-8953

      Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. [ ]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ___________.

      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________.

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________.

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        --------------------------------
                         CALCULATION OF REGISTRATION FEE

====================================================================================================================================
    Title of Each Class of Securities to be Registered    Proposed Maximum Aggregate Offering Price (1)   Amount of Registration Fee
- ------------------------------------------------------------------------------------------------------------------------------------
      Common shares, par value $0.001 per share.......                      $24,000,000                             $6,672.00
====================================================================================================================================

(1) Estimated pursuant to Rule 457(c) solely for the purpose of calculating the amount of the registration fee.

                        ---------------------------------

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

================================================================================

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE HAVE FILED A REGISTRATION STATEMENT RELATING TO THESE SECURITIES WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL SECURITIES, AND WE ARE NOT SOLICITING OFFERS TO BUY SECURITIES, IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

               Subject To Completion, Dated NOVEMBER ______, 1999

                                2,000,000 Shares

[LOGO]

                            Take to Auction.com, Inc.

                                  Common Shares

         This is an initial public offering of our common shares. We are offering a maximum of 2,000,000 common shares under this prospectus on a "best-efforts" basis. We anticipate that the initial public offering price will be between $10.00 and $12.00 per share.

         There is no minimum number of common shares to be sold in this offering. The offering will be terminated upon the earliest of the sale of all the common shares, twelve months after the date of this prospectus (unless extended) or the date on which we decide to close the offering.

         Prior to the offering, there has been no public market for the common shares. We have applied to list our common shares on the Nasdaq National Market System under the symbol "TTAI".

         While we do not plan to do so at this time, we may engage the services of broker-dealers to assist in selling the common shares. If so, the maximum commission paid to any such broker-dealer will be 10% of the offering price.

         The securities offered by us are speculative and involve a high degree of risk. You should only invest in our common shares if you can bear the risk of loss of your entire investment. See "Risk Factors" beginning on page 6 to read about material factors you should consider before buying these securities.

         We will deliver the common shares on or about ______________, 1999.

                        ---------------------------------

         Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                        ---------------------------------

                                                         Per Share      Total
                                                         ---------      -----

Initial public offering price........................      $12.00    $24,000,000




             The date of this prospectus is                 , 1999.

                              [INSIDE FRONT COVER]

          Step 1 Register                                                Step 6 Spread the Word
         Sign-Up and become                   [Graph]                Tell your friends and family
  a TaketoAuction(Service Mark) Member                                 about our community

            [Graph]                                                             [Graph]

       Step 2 Select Product                                           Step 5 Collect your Profit
      Choose an item from our                                       We handle billing and collection
 Online catalog of collectibles and
       specialty merchandise

            [Graph]                                                             [Graph]

   Step 3 TaketoAuction(Service Mark)                                          Step 4 SOLD!
    With one click send your item to                                      The item is packaged and
   auction. No obligation to purchase           [Graph]                 Shipped from our warehouse to
     the item if it is not sold at                                                the buyer
              auction.


                               Prospectus Summary

         This summary highlights information about our business and this offering, but you should read the entire prospectus, including the financial statements and the notes to those statements appearing elsewhere in this prospectus, before deciding to purchase our common shares. Unless otherwise indicated, the terms "we," "us," "our," "Take to Auction" and "Take to Auction.com" refer to Take to Auction.com, Inc. Unless otherwise specifically stated, the information in this prospectus reflects a (i) 1,000-for-one stock-split of our outstanding common shares effected on August 26, 1999 and
(ii) a subsequent 2.326530644-for-one stock split of our outstanding common shares effected on November 3, 1999. You should carefully consider the information set forth under the heading "Risk Factors."

                                  Our Business

         We are an Internet-based community providing our entrepreneurial members an online catalog of authentic collectibles and factory-new specialty merchandise to sell at online auction sites, such as eBay(Service Mark), FairMarket(Service Mark), Amazon(Service Mark) and Yahoo! (Service Mark). eBay, FairMarket, Amazon and Yahoo! are registered service marks of eBay Inc., FairMarket, Inc., Amazon.com, Inc. and Yahoo! Inc., respectively.

         Our members pay an annual membership fee and, at no additional cost, select merchandise from our Web site that we then list automatically on a popular online auction site for one week. Our business model is distinct from and complements the more than [200] online auction sites that serviced over ___ million visitors in October 1999. We intend to develop and expand our online membership base under the Take to Auction brand by attracting Internet users who can earn additional income through our Web site. We create Web site affinity by offering our members the ability to follow their portfolio of merchandise currently listed on online auction sites and to track their accumulated profits from completed online auctions. Monthly and annual competitions, category indices and personalized features are designed to keep members returning to our Web site.

         We are a development stage company, having launched our Web site in July 1999. We anticipate that our principal sources of revenues will be derived from membership fees, sale of products and, in the future, fees paid by third parties for advertising their products and services on our Web site. As our membership base expands and the volume of merchandise increases, our purchasing power and economies of scale should enable us to offer a broader array of merchandise at even better prices.

         We believe that our approach will appeal to Web users, create community affinity and increase user traffic on online auction sites because:

         o we provide members with a broad array of merchandise to take to online auctions;

         o members never have to purchase or take possession of the merchandise;

         o members do not have to take complicated steps to list items online;

         o we facilitate transactions by accepting credit cards and checks and by handling shipping and delivery;

         o our service is designed to promote an active membership community to provide a positive environment for advertising and commerce; and

         o we intend to develop and use our Auction Wizard(Service Mark) proprietary system to inform members which online auction site is best suited for their selected item.

                                  Our Strategy

         Our objective is to become a leading Internet-based community offering a broad array of products and services to our members. Our strategy includes the following key elements:

         o grow the Take to Auction.com community and increase the membership base;

         o    promote the Take to Auction.com brand;

         o forge business relationships with strategic partners like eBay, Yahoo! and Amazon to improve brand-name recognition and the efficiency of our network systems;

         o enhance the Take to Auction.com Web site features and functionality by adding unique content to our membership community;

         o    leverage our unique business model; and

         o    generate revenues from the sale of online advertising.

                              Our Corporate History

         Take to Auction.com, Inc. was incorporated in Florida in June 1999. Our principal executive offices are located at 2335 N.W. 107th Avenue, Suite 2M-23, Miami, Florida 33172. Our telephone number is (305) 436-8070, and our Web site is located at www.taketoauction.com. The information contained on our Web site is not incorporated by reference into this prospectus.

                                  The Offering

Common shares offered by
Take to Auction.com..................................    2,000,000 Shares


Common shares to be outstanding after this offering..    20,000,000 Shares


Use of proceeds......................................    Fund the development of our network
                                                         infrastructure, implement our growth strategy,
                                                         launch a targeted advertisement campaign and
                                                         for working capital, general administrative and
                                                         other expenses.  Please see "Use of Proceeds."


Proposed Nasdaq National Market symbol...............    "TTAI"


                             Summary Financial Data

         The following summary of the financial data for our business should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the accompanying notes to those statements included elsewhere in this prospectus.

                                                     For the period from
                                                        June 2, 1999
                                                 (date of inception) through
                                                        July 31, 1999
                                                 ---------------------------

Statement of Operations Data:

     Net sales                                           $      --
     Operating expenses                                       (23,600)
                                                         ------------
     Net loss                                            $    (23,600)
                                                         ============


     Basic and diluted loss per share                    $      (0.02)
                                                         ============

     Weighted average number of
        Common shares outstanding(1)                        1,382,171
                                                         ============


(1)  Does not include 16,617,829 shares sold subsequent to July 31, 1999.

                                                                   July 31, 1999
                                     --------------------------------------------------------
                                        Actual           Proforma (1)     As adjusted (2)
Balance Sheet Data:

     Cash and cash equivalents       $  52,493         $   1,667,764      $
     Working capital                     6,834             1,622,105
     Total assets                      110,704             1,725,975
     Shareholders' equity               61,129             1,676,400

(1) Adjusted to give effect to (i) the stock purchase agreements with SLI.com Ventures I, Ltd. on August 26, 1999 and Dominion Income Management Corp. on October 20, 1999 and (ii) the additional shares sold in connection with our initial capitalization in which the remaining balance of approximately $769,000, as evidenced by signed promissory notes, will be paid in full by January 2000.

(2) Adjusted to give effect to the sale of the common shares offered by us (at the assumed initial public offering price of $11.00 per share), and the application of the estimated net proceeds therefrom as set forth under "Use of Proceeds."

                                -----------------

         We have applied for registration of the service marks Take to Auction.com, Take to Auction, Take2Auction(Service Mark), Take2Auction.com(Service Mark) and Auction Wizard (Service Mark) with the U.S. Patent and Trademark Office. We have also applied for a U.S. patent registration of our method for providing merchandise to online auction sites. We cannot assure you that a patent will be issued to us, or, if issued, will provide us with all of the protections that we have sought. This prospectus also includes tradenames and trademarks that belong to other companies. Use or display by us of other parties' trademarks, tradenames or products is not intended to, and does not imply a relationship with, or endorsement or sponsorship of, Take to Auction by the trademark or tradename owners. The information on our Web site is not part of this prospectus.

                                  Risk Factors

         This offering involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before you decide to invest in our common shares. If any of the following risks occur, our business, results of operations or financial condition could be harmed. This prospectus contains certain forward-looking statements that involve risks and uncertainties, such as statements of our plans, objectives, expectations and intentions. When used in this prospectus, the words "expect," "anticipate," "intend," "hope," "design," "plan" and similar expressions are intended to identify certain of these forward-looking statements. The cautionary statements made in this prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this prospectus. Our actual results could differ significantly from those discussed in this prospectus. Factors that could cause or contribute to such differences include those discussed below as well as those discussed elsewhere in this prospectus.

Risks Related to Our Business

Our limited operating history makes it difficult to evaluate our business

         We commenced operations in June 1999 and launched our Web site in July 1999. There are no period-to-period comparisons of our operating results from which to evaluate our performance. An investor in our common shares must consider the risks, uncertainties, expenses and difficulties frequently encountered by companies in their early stages of development, particularly companies in new and rapidly evolving markets such as online commerce. As a start-up company, among other things, we must successfully:

         o    establish and grow our membership base;
         o establish and maintain commercial relationships with suppliers of merchandise to increase the number of items listed on our service;
         o maintain and enhance our brand and implement and execute our business and marketing strategy;
         o continue to develop and upgrade our technology and information processing systems;
         o    provide superior customer service;
         o    secure adequate financing to fund growth;
         o respond effectively to competitive developments and a rapidly changing market; and
         o    attract, integrate, retain and motivate qualified personnel.

         Our failure to accomplish any of these objectives would harm our business, financial condition and results of operations.

We have an accumulated deficit, we anticipate that our losses will continue and we received a going concern opinion from our auditors

         We launched our Web site in July 1999 and have sold only a limited number of membership credits as of the date of this prospectus. We have not generated any revenues as of July 31, 1999. Therefore, we have not achieved profitability and expect to incur operating losses for the foreseeable future. We incurred net losses of approximately $24,000 for the period from June 1999 (inception) through July 31, 1999. We expect to continue to incur significant operating and capital expenditures and net operating losses arising from initial development costs, technology improvements and implementation of our business strategy. Our current and future expense levels are based largely on our investment plans and estimates of future revenues and are, to a large extent, fixed. We may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Accordingly, any significant shortfall in revenues relative to our planned expenditures would have an immediate harmful effect on our business, financial condition and results of operations. Further, as a strategic response to changes in the competitive environment, we may from time to time make certain pricing, service or marketing decisions that could harm our short-term or medium-term financial condition and results of operations.

         We may not achieve profitability. Even if we do so, we may never sustain or increase profitability on a quarterly or annual basis in the future. If revenues grow slower than we anticipate, or if operating expenses exceed our expectations or cannot be adjusted accordingly, our business, financial condition and results of operations will be harmed. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations".

         We also received an opinion from our independent auditors on our July 31, 1999 financial statements expressing substantial doubt as to our ability to continue as a going concern as a result of our operating losses during the development stage and need for substantial amounts of additional funding to continue our operations.

We face competition from several person-to-person trading Web sites and from existing online auction sites which may harm our business

         We face competition from several companies that provide person-to-person trading services over the Internet and companies that generate revenues from online advertising, and we may also face competition from online auction sites that may provide the Take to Auction concept in the future. Such sites could attempt to block us from accessing their auction sites in the future. The market for person-to-person trading over the Internet is new, rapidly evolving and intensely competitive, and we expect competition to intensify further in the future. Barriers to entry are relatively low and current and new competitors can launch new sites at a relatively low cost using commercially available software. Our competitors include various online person-to-person auction services that also serve as online clearing houses or sales and distribution channels and auction sites for manufacturers and suppliers of a variety of products. We also compete with business-to-consumer online auction services. All of these competitors have longer operating histories, larger user bases, longer relationships with consumers, greater brand or name recognition and significantly greater financial, technical and marketing resources than we do. Competitive pressures created by any one of these companies, or by our competitors collectively, could harm our business, financial condition and results of operations. Please see "Business - Competition."

We expect to grow rapidly and managing our growth may be difficult

         We expect to grow rapidly by expanding our membership base. This growth is likely to place a significant strain on our resources and systems. To manage the expected growth of our operations and personnel, we will be required to improve existing and implement new transaction processing, operational and financial systems, procedures and controls, and to augment, train and manage our growing employee base. We also will be required to expand our finance, administrative and operations staff.

         All members of our senior management recently joined us. Our executive management team has experience in operating business engaged in electronic commerce. However, due to the relatively short-lived nature of the electronic commerce industry, it is more difficult to assess and evaluate management in the electronic commerce industry than it is in other industries. Our new employees include a number of key managerial, marketing, planning, technical and operations personnel who have not yet been fully integrated into our company, and we expect to add additional key personnel in the near future. These individuals have not previously worked together and, as a result, may not work together effectively as a team to successfully manage our growth. Please see "Business - Employees."

We will have broad discretion in allocating the proceeds of this offering

         We have allocated a portion of the net proceeds of this offering for use as working capital. As to such funds, you will be relying on our judgment and discretion without specific information as to the uses which are proposed to be made of such funds. Please see "Use of Proceeds."

If we are unable to adequately assess the demand for merchandise listed on our Web site, our business would be harmed

         We intend to rely on the expertise of our purchasing and marketing professionals to select and purchase merchandise that is saleable on online auction sites. Our evaluation of market demand for merchandise will be based on internal periodic reports that will contain an analysis of the most popular items sold at major online auction sites and our projections of new consumer trends. The volume and type of merchandise that we maintain in our inventory will also be based on these evaluations and projections. The lack of market acceptance for the items of merchandise selected and purchased by us would significantly reduce our revenues and, therefore, harm our business, results of operation and financial condition. Please see "Business - Purchasing and Inventory."

Difficulties associated with our brand development may harm our ability to attract members

         We believe that our growth will depend on the strengthening of our brand which is critical to achieving widespread acceptance of Take to Auction.com, particularly in light of the competitive nature of the online commerce industry. Promoting and positioning our brand will depend largely on the success of our marketing efforts and our ability to provide high quality services. To promote our brand, we will need to increase our marketing budget and otherwise increase our financial commitment to create and maintain brand loyalty among users. Brand promotion activities may not yield increased revenues and any such revenues may not offset the expenses incurred by us in attempting to build our brand. Further, new users attracted to Take to Auction.com may not conduct transactions through our Web site on a regular basis. If we fail to promote and maintain our brand or if we incur substantial expenses in an attempt to promote and maintain our brand or if our existing or future strategic relationships fail to promote our brand or increase brand recognition, our business, financial condition and results of operations would be harmed. Please see "Business - Take to Auction Strategy."

Because our business model is unproven, we cannot assure you that our revenues will grow or that we will become profitable

         Our business model depends upon our ability to leverage and to expand our network of members, suppliers, manufacturers, wholesalers and online advertisers to generate multiple revenue streams. The potential profitability of this business model is unproven, and to be successful we must, among other things, develop and market additional products and services to existing members effectively. Furthermore, we may be forced by competitive pressures, industry consolidation or otherwise, to change our business model for certain or all of our members, in which case our financial results could be harmed. Our business model may not be successful and we may not achieve revenue growth or profitability.

Many of our prospective online advertising customers, and the online auction sites that are accessed by our members through our services, are emerging Internet companies that represent business and credit risks

         We expect to derive a significant portion of our revenues from the sale of membership credits to Web users who want to earn additional income by taking merchandise to online auction sites. We also plan to generate revenues from the sale of advertising and navigation services to other Internet companies, including Web site owners, Internet retailers, Internet portals and regional Internet Service Providers. Many of these companies have limited operating histories, are operating at a loss and have limited access to capital. If the online auction sites or our online advertising customer base experience financial difficulties or fail to experience commercial success, our business will suffer.

Our success depends on the success of online auction Web sites, and the market for online auction sites is developing and depends on the continued growth of online person-to-person commerce

         Our business depends on the continued growth and success of online auction sites. The growth and popularity of online auctions, if maintained, should allow us to retain members who are interested in making money by taking goods to online auction sites. Online auction sites are part of a developing market which, like us, depends on the continued growth of online person-to-person commerce. The market for the sale of goods over the Internet, particularly through person-to-person trading, is a new and emerging market. The future revenues and profits of online auction sites and, consequently, our revenues and profits, are substantially dependent upon the widespread acceptance and use of the Internet and other online services as a medium for commerce by consumers. Rapid growth in the use of and interest in the Web, the Internet and other online services is a recent phenomenon and this acceptance and use may not continue to develop. A sufficiently broad base of consumers may not adopt, and continue to use, the Internet as a medium of commerce. Demand and market acceptance for recently introduced services and products over the Internet are subject to a high level of uncertainty, and few proven services and products exist. Growth in our member base relies on attracting consumers who have historically used traditional means of commerce to purchase goods and on entrepreneurial individuals who may desire to augment their income. We will only be successful if these consumers and entrepreneurs accept and use novel ways of conducting business and exchanging information.

Changes in consumer trends may harm our business

         The popularity of certain categories of items, such as toys, dolls and memorabilia, among consumers may vary over time due to perceived scarcity, subjective value, and societal and consumer trends in general. A decline in the popularity of, or demand for, certain collectibles or other specialty items taken to auction through our service could reduce the overall volume of transactions on our Web site, resulting in reduced revenues. Certain consumer "fads" may temporarily inflate the volume of certain types of items provided on our service, placing a significant strain upon our infrastructure and transaction capacity. The decline of a "fad" would leave us with a large inventory of unsaleable goods and could harm our business, financial condition and results of operations.

Unexpected increases in traffic may stress our systems

         We intend to generate a high volume of traffic and transactions on the Take to Auction.com service. Accordingly, the satisfactory performance, reliability and availability of our Web site, processing systems and network infrastructure are critical to our reputation and our ability to attract and retain large numbers of members who take merchandise to online auction sites while maintaining adequate customer service levels. Our revenues depend on the number of items listed by us, the number of members that join our service, the success of our members in completing online auction transactions and our ability to attract online advertisers. Any system interruptions that result in the unavailability of our service or reduced member activity would reduce the volume of items taken to online auction sites and online auction sales completed and could affect the average selling price of the items. Interruptions of service may also diminish the attractiveness of our services. The online auction sites have experienced, and our service will likely experience, periodic system interruptions, which we believe will continue to occur from time to time. Any substantial increase in the volume of traffic on our Web site or in the number of members selecting merchandise to take to online auction sites will require us to expand and upgrade our technology, transaction processing systems and network infrastructure. We may be unable to accurately project the rate or timing of increases, if any, in the use of our service or expand and upgrade our systems and infrastructure to accommodate such increases in a timely manner. Any failure to expand or upgrade our systems could harm our business, financial condition and results of operations. Please see "Business - Operations and Technology."

We may be unable to respond to the rapid technological change in our industry

         Our market is characterized by rapidly changing technology, evolving industry standards, frequent new service and product announcements, introductions and enhancements and changing customer demands. These market characteristics are exacerbated by the emerging nature of the Web and the apparent need of companies from a multitude of industries to offer Web based products and services. Accordingly, our future success will depend on our ability to adapt to rapidly changing technologies, to adapt our services to evolving industry standards and to continually improve the performance, features and reliability of our service in response to competitive service and product offerings and evolving demands of the marketplace. Our failure to adapt to these changes would harm our business, financial condition and results of operations. In addition, the widespread adoption of new Internet, networking or telecommunications technologies or other technological changes could require substantial expenditures by us to modify or adapt our services or infrastructure, which could harm our business, financial condition and results of operations. Please see "Business - Operations and Technology."

Risks Related to Our Industry

Concerns about Web security pose risks to our entire business

         A significant barrier to the public's acceptance of online commerce and communications is the secure transmission of confidential information over public networks. We expect that a significant number of buyers of merchandise auctioned by our members will authorize us to bill their credit card accounts directly for all transaction fees charged by us. We rely on encryption and authentication technology licensed from a third party to provide the security and authentication technology to effect secure transmission of confidential information, including buyer credit card numbers. Advances in computer capabilities, new discoveries in the field of cryptography, or other events or developments may result in a compromise or breach of the technology used by us to protect customer transaction data. If any such compromise of our security were to occur, it could harm our reputation and, therefore, our business, financial condition and results of operations. Please see "Business-Operations and Technology."

Our operating results would be harmed if we experience significant credit card fraud

         Under current practices, we are liable for fraudulent credit card transactions because we do not require a customer's signature to authorize a transaction. Our failure to adequately control fraudulent credit card transactions would harm our business, financial condition and results of operations.

We depend on the continuing development of the Web infrastructure, and the unavailability of technology to meet the growth in use of the Web for online commerce may reduce our revenues and profits

         The success of our service will depend in large part upon the development and maintenance of the Web infrastructure, such as a reliable network backbone with the necessary speed, data capacity and security. We also depend on timely development of complementary products, such as high speed modems, for providing reliable Web access and services. Because global commerce and the online exchange of information is new and evolving, it is difficult to predict with any assurance whether the Web will prove to be a viable commercial marketplace in the long-term. The Web has experienced, and is expected to continue to experience, significant growth in the numbers of users and amount of traffic. To the extent that the Web continues to experience increased numbers of users, frequency of use or increased bandwidth requirements of users, the Web infrastructure may not continue to be able to support the demands placed on it by this continued growth and the performance or reliability of the Web may be compromised. The infrastructure or complementary products or services necessary to make the Web a viable commercial marketplace for the long-term may not be developed and, even if they are developed, the Web may not become a viable commercial marketplace for services such as those offered by us. If the necessary infrastructure, standard or protocols or complementary products, services or facilities are not developed, or if the Web does not become a viable commercial marketplace, our business, financial condition and results of operations will be harmed. Even if the infrastructure, standards or protocols or complementary products, services or facilities are developed and the Web becomes a viable commercial marketplace in the long term, we might be required to incur substantial expenditures in order to adapt our service to changing Web technologies, which could harm our business, financial condition and results of operations. Please see "Business - Industry Background."

Legal risks associated with information disseminated through our service may harm our business

         The law relating to the liability of online services companies for information carried on or disseminated through their services is currently unsettled. It is possible that claims could be made against online services companies under both United States and foreign law for defamation, libel, invasion of privacy, negligence, copyright or trademark infringement, or other theories based on the nature and content of the materials disseminated through their services. Several private lawsuits seeking to impose such liability upon other online services companies are currently pending. In addition, legislation has been proposed that imposes liability for or prohibits the transmission over the Internet of certain types of information. The imposition upon us and other online service providers of potential liability for information carried on or disseminated through their services could require us to implement measures to reduce our exposure to such liability, which may require us to expend substantial resources and/or to discontinue certain service offerings. In addition, the increased attention focused upon liability issues as a result of these lawsuits and legislative proposals could impact the growth of Internet use. We do not carry liability insurance. Any costs not covered by insurance incurred by us as a result of such liability or asserted liability could harm our business, financial condition and results of operations. Please see "Business-Government Regulation" and " - Privacy Policy."

Governmental regulation and legal uncertainties relating to the Web could increase our costs of transmitting data and increase our legal and regulatory expenditures and could decrease our membership base

         Government regulation of communications and commerce on the Internet varies greatly from country to country. Some countries, such as the United States, have not adopted many laws and regulations to specifically regulate online commerce. Due to the increasing popularity and use of the Internet and other online services, it is possible that a number of laws and regulations may be adopted with respect to the Internet or other online services covering issues such as user privacy, freedom of expression, pricing, content and quality of products and services, taxation, advertising, intellectual property rights, enforceability of contracts and information security. Because our services are accessible worldwide, and we facilitate sales of goods to users worldwide, any jurisdiction in which our services can be accessed or are used may seek to impose its laws on us and to enforce those laws in proceedings in those countries, where we could be forced to defend ourselves. Please see "Business
- -Government Regulation."

The imposition of sales and other taxes on our business or on products we offer to our members and on Internet services generally could impair the growth of electronic commerce

         We do not collect sales or other similar taxes with respect to goods sold through our service. However, one or more states or countries may seek to impose sales tax collection obligations on out-of-state companies which engage in or facilitate online commerce, and a number of proposals have been made at the Federal, state and local level, as well as in foreign jurisdictions, that would impose additional taxes on the sale of goods and services through the Internet. In addition, a bill was introduced in the U.S. Congress in July 1999 that would impose a 5% Federal tax on sales by a merchant over the Internet that are not otherwise taxable. These proposals, if adopted, could substantially impair the growth of electronic commerce, and could harm our opportunity to derive financial benefit from such activities. Moreover, a successful assertion by one or more states or any foreign country that we should collect sales or other taxes on the exchange of merchandise on our system could harm our business, financial condition and results of operations. Please see "Business - Government Regulations."

International barriers may increase our costs and risks of doing business

         Because we facilitate sales of goods to users worldwide, we may be subject to significant costs and risks with respect to potentially complex regulatory requirements, export and import restrictions, customs clearance, currency exchange controls, and tariffs and other trade barriers.

We may be subject to liability for products whose sale we facilitate

         Buyers of our products may sue us if they are harmed by any of the products whose sales we facilitate. Although we do not manufacture these products, we are exposed to potential liability. Liability claims could require us to spend significant time and money in litigation or to pay significant damages, which could harm our business, financial condition and results of operations. Although we intend to disclaim all warranties and to rely on the manufacturers to fulfill their warranty obligations, we cannot be certain that such disclaimers will always be held valid by courts or regulatory authorities or that the manufacturers will be able to fulfill their warranty obligations. Please see "Business - Product and Service Warranties."

Our failure to protect our intellectual property rights could harm our brand-building efforts and ability to compete effectively

         We regard the protection of our copyrights, service marks, trademarks, trade dress and trade secrets as critical to our future success, and rely on a combination of copyright, trademark, service mark and trade secret laws and contractual restrictions to establish and protect our proprietary rights in products and services. We have applied for registration of the service marks Take to Auction.com, Take to Auction, Take2Auction (Service Mark) and Take2Auction.com (Service Mark) with the U.S. Patent and Trademark Office. We have also applied for a U.S. patent registration of our method for providing merchandise to online auction sites. The patent may not be issued to us, or, if issued, it may not provide us with all of the protections that we have sought. Please see "Business--Intellectual Property Rights."

         We have entered into confidentiality and invention assignment agreements with our employees and contractors, and nondisclosure agreements with parties with which we conduct business to limit access to and disclosure of our proprietary information. These contractual arrangements or the other steps taken by us to protect our intellectual property may be insufficient to prevent misappropriation of our technology and may not deter independent third-party development of similar technologies. To date, we have not been notified that our technologies infringe the proprietary rights of third parties, but third parties may claim infringement by us with respect to past, current or future technologies. We expect that participants in our markets will be increasingly subject to infringement claims as the number of services and competitors in our industry segment grows. Any such claim, whether meritorious or not, could be time-consuming, result in costly litigation, cause service upgrade delays or require us to enter into royalty or licensing agreements. These royalty or licensing agreements might not be available on terms acceptable to us. As a result, any such claim could harm our business, financial condition and results of operations. Please see "Business--Intellectual Property Rights."

Year 2000 complications may disrupt our operations and harm our business

         Many currently installed computer systems and software products are coded to accept only two-digit entries in the date code field and cannot reliably distinguish between dates beginning on January 1, 2000 and dates prior to the year 2000. Many companies' software and computer systems may need to be upgraded or replaced to correctly process dates beginning in 2000 and to comply with the "Year 2000" requirements. We have reviewed our internal programs and have determined that there are no significant Year 2000 issues within our systems or services. However, we utilize third party equipment and software that may not be Year 2000 compliant. Failure of such third-party equipment or software to properly process dates for the year 2000 and thereafter could require us to incur unanticipated expenses to remedy any problems, which could harm our business, financial condition and results of operations. Year 2000 problems would also decrease our reputation for reliability when we are trying to grow the membership base. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations Year 2000 Compliance."

Risks Related to this Offering

Since we have no underwriter there is a greater risk that no market will develop for our common shares

         Lack of underwriter, broker-dealer or placement agent participation in the offering is likely to increase the risk that no market for our securities will develop upon completion of this offering. Because we have not engaged the services of an underwriter, the independent due diligence review of our affairs and business strategy, which would ordinarily be performed by an underwriter, has not been performed.

None of our directors or officers have any experience in making a direct public stock offering. The absence of an underwriter could harm our ability to sell the common shares. Please see "Plan of Distribution."

We arbitrarily determined the offering price

         The public offering price should not be regarded as an indicator of value or of any future market price of our common shares. The $10.00 to $12.00 offering price range for the common shares was arbitrarily determined by our management in consultation with our financial advisors and was set at a level substantially in excess of the price recently paid by management and other investors for their common shares in recent private placements. The price bears no relationship to our assets, book value, net worth or other economic or recognized criteria of value.

We may not be able to obtain or maintain a listing on the NASDAQ, so you may not be able to sell your shares easily

         Because we may not be able to obtain or maintain a listing on the NASDAQ National Market System, your shares may be difficult or impossible to sell. Trading in our common shares, if any, is intended to be conducted on the NASDAQ National Market System after the initial offering period. However, if we are unable to qualify for this listing, we believe that our common shares will trade on the over-the-counter market in the so-called "pink sheets" or the OTC Bulletin Board, which was established for securities that do not meet the NASDAQ listing requirements. Consequently, selling your common shares would be more difficult because smaller quantities of common shares could be bought and sold, transactions could be delayed, and coverage of us by securities analysts and news media may be reduced. These factors could result in lower prices and larger spreads in the bid and ask price for our common shares.

Broker-dealers may be unable to sell our common shares because of the low price

         Although we intend to be listed on the NASDAQ National Market System, we cannot assure you that we will be able to qualify and obtain this listing. Because our common shares may only be sold on the over-the-counter market, certain rules which apply will make it more difficult for you to sell your common shares. Since our common shares may not be listed on the NASDAQ and/or any stock exchange in the future, it may become subject to Rule 15g-9 under the Securities and Exchange Act of 1934, as amended. That rule imposes additional sales practice requirements on broker-dealers that sell low-priced securities to persons other than established customers and institutional accredited investors. For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and must have received the purchaser's written consent to the transaction prior to sale. Consequently, the rule may affect the ability of broker-dealers to sell our common shares and may affect the ability of holders to sell common shares in the secondary market.

We may be unable to sell shares in some states due to blue sky regulations

         If we are unable to list our shares on the NASDAQ National Market System, we must register the common shares in any state where we desire to sell our common shares. We must also register our officers and directors as broker dealers in any state in which we seek to sell our common shares or seek an exemption to such registration. If a registration of the common shares in various states is not approved, it will not be possible for us to sell the common shares. We intend to use our best efforts to register in every state where we believe there is a significant market for our common shares. Should any or all common share registrations not be approved, this would prohibit us from selling the common shares offered for sale in such jurisdictions, would make it more difficult for you to sell your common shares and could adversely affect the overall success of this offering.

Possible volatility of our stock price could harm our shareholders

         The stock markets in general, and the market for Internet-related and technology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of such companies. The trading prices of many technology stocks are at or near historical highs and reflect valuations substantially above historical levels. These trading prices and valuations may not be sustained. These broad market and industry factors may harm the market price of our common shares, regardless of our operating performance. Market fluctuations, as well as general political and economic conditions such as recession or interest rate or currency rate fluctuations, may also harm the market price of our common shares. In the past, following periods of volatility in the market price of a company's securities, securities class-action litigation has often been instituted against the company. This litigation, if instituted, could result in substantial costs and a diversion of management's attention and resources, which would harm our business, financial condition and results of operations.

Control by principal shareholders, executive officers and directors could harm our shareholders

         Upon completion of this offering, our executive officers and directors and greater-than-five-percent shareholders will, in the aggregate, own approximately 42% of the outstanding common shares. Further, our bylaws provide for a classified board of directors which is controlled by our founders. As a result, these persons, acting together, will have the ability to control most, if not all, matters submitted to shareholders and directors for approval (including the election and removal of directors and officers and any merger, consolidation or sale of all or substantially all of our assets) and to control our management and affairs. Accordingly, this concentration of ownership may have the effect of delaying, deferring or preventing a change in our control, impede a merger, consolidation, takeover or other business combination involving us or discourage a potential acquirer from making a tender offer or otherwise attempting to obtain our control, which in turn could harm the market price of our common shares. Please see "Management."

Shares eligible for public sale after this offering could harm our stock price

         Sales of substantial amounts of common shares (including shares issued upon the exercise of outstanding options) in the public market after this offering could harm the market price of our common shares. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. In addition to the common shares we are offering, as of the date of this prospectus, there will be 18,000,000 common shares outstanding, all of which are "restricted securities" under the Securities Act of 1933, as amended. None of the restricted securities will be available for sale in the public market until expiration of applicable holding periods under Rule 144 under the Securities Act and our right to repurchase unvested shares. In addition, as of the date of this prospectus, there were outstanding options to purchase 1,006,225 common shares, none of which were immediately exercisable or exercisable within 60 days of the date of this prospectus. None of the shares issuable upon the exercise of options will be able to be sold in the public market, however, immediately after this offering, we intend to register approximately 2,442,857 common shares subject to outstanding options and reserved for issuance under our stock option and purchase plans. Please see "Shares Eligible for Future Sale."

We will need to raise additional capital which may affect our shareholders, and our business will be harmed if we are unable to obtain additional capital

         We currently anticipate that if this offering is fully subscribed the net proceeds of this offering, together with our available funds, will be sufficient to meet our anticipated needs for working capital, capital expenditures and business expansion through at least the next 12 months. Thereafter, we will need to raise additional funds. We may need to raise additional funds sooner in order to fund more rapid expansion, to develop new or enhanced services or products, to respond to competitive pressures or to acquire complementary products, businesses or technologies. If additional funds are raised through the issuance of equity or convertible debt securities, your percentage ownership will be reduced, you may experience additional dilution and these securities may have rights, preferences and privileges senior to those of the common shares. Additional financing may not be available on terms favorable to us or at all. If we are unable to engage an underwriter or are unable to list the shares of common stock on the NASDAQ National Market System, it may be more difficult to raise additional funds. If adequate funds are not available or are not available on acceptable terms, we may not be able to fund our expansion, take advantage of unanticipated acquisition opportunities, develop or enhance services or products or respond to competitive pressures. Our inability to raise additional capital could harm our business, financial condition and results of operations. Please see "Management's Discussion and Analysis of Financial Conditions and Results of Operations--Liquidity and Capital Resources."

You will incur immediate and substantial dilution and may face further dilution

         The initial public offering price of the common shares paid by you is substantially higher than the net tangible book value per outstanding share of our common shares. Purchasers of the common shares in this offering will suffer immediate and substantial dilution of $____ per share in the net tangible book value of the common shares from the initial public offering price, assuming an initial public offering price of $11.00 per share. To the extent that outstanding options to purchase our common shares are exercised, there may be further dilution. Please see "Dilution."

No Minimum Offering

         This offering is being made on a "best efforts basis," and there is no minimum number of shares which must be sold in this offering. Therefore we can give no assurances that any or all of the shares being offered will be sold. In the event that this offering is not fully subscribed, we may not be able to carry out our business plans. Your subscription to purchase shares is irrevocable. Please see "Terms of the Offering."

                     Forward Looking Statements; Market Data

         This prospectus contains certain "forward-looking statements" based on our current expectations, assumptions, estimates and projections about us and our industry. These forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those anticipated in such forward-looking statements as a result of factors more fully described in this section and elsewhere in this prospectus. We undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

         This prospectus contains market data related to Take to Auction.com and the Internet. This data has been included in the studies published by the Internet market research firms of International Data Corporation and Forrester Research, Inc. This market data includes projections that are based on a number of assumptions. These assumptions include that:

         o the number of people online and the total number of hours spent online will increase significantly over the next five years;

         o    the use of online auction sites will increase;

         o Internet security and privacy concerns will be adequately addressed; and

         o    no catastrophic failure of the Internet will occur.

     If any one or more of these assumptions turns out to be incorrect, actual results may differ significantly from the projections based on these assumptions.

                                 Use of Proceeds

         At an assumed initial public offering price of $11.00 per share, we estimate that the net proceeds to us from the sale of the common shares will be approximately $_____ million. As of the date of this prospectus, we have not made any specific expenditure plans with respect to the proceeds of this offering. Therefore, we cannot specify with certainty the particular uses for the net proceeds to be received upon completion of this offering. Accordingly, our management will have broad discretion in the application of the net proceeds. We do, however, intend to use a portion of the net proceeds currently intended for general corporate purposes to fund the development of our network infrastructure, implement our growth strategy, launch a targeted advertisement campaign, for working capital, general administrative and other expenses. We have no present plans or commitments and are not currently engaged in any negotiations with respect to any transactions that are material. Pending such uses, we intend to invest the net proceeds from this offering in short-term, interest-bearing, investment-grade securities. Please see "Risk Factors - Risks Related to this Offering - We will likely need to raise additional capital which may affect shareholders, and our business will be harmed if we are unable to obtain additional capital."

                                 Dividend Policy

         We have not declared or paid any cash dividends on our capital stock. We presently intend to retain future earnings, if any, to finance the expansion of our business and fund operating losses and do not anticipate paying any cash dividends in the foreseeable future.

                                 Capitalization

         The following table sets forth our capitalization of as of July 31, 1999:

         o    on an actual basis;

         o on a pro forma basis to reflect (i) the stock purchase agreements with SLI.com Ventures I, Ltd. on August 26, 1999 and Dominion Income Management Corp. on October 20, 1999 and (ii) the additional common shares sold in connection with our initial capitalization in which the remaining balance of approximately $769,000, as evidenced by signed promissory notes, will be paid in full by January 2000; and

         o on an as adjusted basis to reflect the estimated net proceeds from the sale of the common shares offered by us after deducting the estimated offering expenses payable by us. Please see "Use of Proceeds."

You should read this information together with our financial statements and the accompanying notes to those statements appearing elsewhere in this prospectus.

                                                                  July 31, 1999
                                                     ------------------------------------------
                                                                  (in thousands)
                                                     Actual       Pro forma         As adjusted
                                                     ------       ---------         -----------
Stockholders' equity:

         Preferred stock, $0.001 par value,
         10,000,000 shares authorized, no
         shares issued and outstanding actual,
         pro forma and as adjusted                  $   ---       $      ---         $

         Common stock, $0.001 par value,
         50,000,000 shares authorized,
         1,382,171 shares issued and
         outstanding actual; 18,000,000 shares
         issued and outstanding pro forma;
         20,000,000 shares issued and
         outstanding as adjusted                      1,382           18,000

         Additional paid-in capital                  83,347        1,682,000

         Accumulated deficit                        (23,600)         (23,600)
                                                   --------       ----------         ----------

            Total stockholders' equity               61,129        1,676,400
                                                   --------       ----------         ----------

            Total stockholders' equity             $ 61,129       $1,676,400
                                                   ========       ==========         ==========

                                    Dilution

         Our net tangible book value as of July 31, 1999 was approximately $61,000 or $0.04 per common share. Net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the number of common shares outstanding.

         After giving effect to the sale of common shares offered by us at an assumed initial public offering price of $11.00 per share, and the application of the estimated net proceeds therefrom, our net tangible book value as of July 31, 1999, would have been approximately $______ million or $_____ per common share. This represents an immediate increase in net tangible book value of $______ per share to existing shareholders and an immediate dilution of $_____ per share to new shareholders purchasing common shares in this offering. The following table illustrates this dilution:

Assumed initial public offering price per share                  $11.00
Net tangible book value per share prior to this
offering                                              $ 0.04
Increase per share attributable to new shareholders     ----
Net tangible book value per share after this offering             -----

Total net tangible book value dilution per share to
new shareholders                                                 $
                                                                 ======

         The following table summarizes as of October 31, 1999, on the pro forma basis described above, the number of common shares purchased from us, the total consideration paid to us and the average price per share paid by existing shareholders and by investors purchasing common shares in this offering (before deducting the estimated offering expenses):

                                        Shares Purchased           Total Consideration
                                      ---------------------        --------------------     Average Price
                                      Number        Percent        Amount       Percent       Per Share
                                      ------        -------        ------       -------       ---------

Existing shareholders..............  18,000,000       90.0%      $  1,700,000       7.2%       $  0.09
New investors......................   2,000,000       10.0         22,000,000      92.8          11.00
                                     ----------      -----       ------------     -----        -------

Total..............................  20,000,00       100.0%      $ 23,700,000     100.0%       $  1.19
                                     =========       =====       ============     =====        =======


         The foregoing discussion and tables assume no exercise of any stock options outstanding as of October 31, 1999. As of the date of this prospectus, there were options outstanding to purchase a total of 1,006,225 common shares with a weighted average exercise price of $0.41 per share. To the extent that any of these options are exercised, there will be further dilution to new public investors. Please see "Capitalization," "Management - Employee Benefit Plans" and Note 6 of Notes to Financial Statements.

                             Selected Financial Data

         The following selected financial data should be read in conjunction with, and are qualified by reference to, the financial statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus. The statement of operations data are derived from, and are qualified by reference to, the audited financial statements of Take to Auction.com included elsewhere in this prospectus.

                                                           For the period
                                                         From June 2, 1999
                                                        (date of inception)
                                                       through July 31, 1999
                                                       ---------------------
Statement of Operations Data:

Operating expenses

     General and administrative                            $   17,311
     Web site development expenses                              6,289
                                                           ----------

     Total operating expenses                                  23,600
                                                           ----------

Net loss                                                   $  (23,600)
                                                           ==========

Basic and diluted loss per share                           $    (0.02)
                                                           ==========

Weighted average number of common
     shares outstanding (1)                                 1,382,171
                                                           ==========

(1)   Does not include 16,617,829 shares sold subsequent to July 31, 1999.

Balance Sheet Data:                                                 July 31, 1999
                                                   -------------------------------------------------
                                                      Actual     Pro forma (1)       As Adjusted (2)
    Cash and cash equivalents                      $  52,493    $ 1,667,764          $
    Working capital                                    6,834      1,622,105
    Total assets                                     110,704      1,725,975
    Shareholders' equity                              61,129      1,676,400


(1) Adjusted to give effect (i) the stock purchase agreements with SLI.com Ventures I, Ltd. on August 26, 1999 and Dominion Income Management Corp. on October 20, 1999 and (ii) the additional shares sold in connection with our initial capitalization in which the remaining balance of approximately $769,000, as evidenced by signed promissory notes, will be paid in full by January 2000.

(2) Adjusted to give effect to the sale of the common shares offered by us (at the assumed initial public offering price of $11.00 per share) and the application of the estimated net proceeds therefrom as set forth under "Use of Proceeds."

                      Management's Discussion and Analysis
                of Financial Condition and Results of Operations

         The following discussion of our financial condition and results of operations are based upon and should be read in conjunction with our financial statements and their related notes included elsewhere in this prospectus.

Overview

         Take to Auction.com, Inc. was formed as a Florida corporation in June 1999 and operates its online service under the name of "Take to Auction.com".

         We are a development stage company, having launched our Web site in July 1999. Our operations for the period from June 2, 1999 through July 31, 1999 were primarily limited to organizing our company, raising operating capital, hiring initial management and employees and refining our business model. In July 1999, we also began to target potential customers and to build and promote our interactive-based community and brand through word-of-mouth and repeat business marketing efforts.

         We anticipate that substantially all of our revenues will come from memberships purchased by our members, sales of product and in the future fees paid by third parties for online advertising. We charge no fees to buyers of online merchandise on online auction sites. We believe that word-of-mouth and repeat business from existing members are the most effective means of implementing our growth strategy. Members purchase membership credits to enable them to select an item to take to an online auction site. Each annual membership credit costs $100.00 and allows a member to take one item priced at less than $100.00 from our Web site to an online auction site for one week. By accumulating multiple credits, the member will be eligible to list multiple items or items that have greater value. The number of membership credits and, consequently, our revenues depend upon our member's interest in listing multiple items at one time or seeking more valuable merchandise.

         Our rate of expense growth will follow revenue growth and will be primarily driven by increases in membership and by the volume of successful online transactions completed by existing members. In the short term, we intend to increase our expenses significantly in an effort to maintain a high level of revenue growth.

Results of Operations

    General and administrative expenses. General and administrative expenses, amounting to $17,311, consisted of general corporate expenses. General and administrative expenses will increase as we expand our staff and incur additional costs to support the growth of the business.

    Web site development expenses. Web site development expenses consist principally of expenses for developing our Web site, network operations and systems and telecommunications infrastructure. Web site development expenses were $6,289. This amount reflects the initial cost related to developing our Web site. Web site development expenses are expected to increase as we develop our new fully integrated Web site which will facilitate our operations.

    Income taxes. We were incorporated in June 1999 and have not yet filed a federal income tax return or a State of Florida income tax return. Our 1999 fiscal year will end on December 31, 1999. We expect to have operating losses for the foreseeable future and do not expect to have any federal or state income tax liability until we are profitable and have utilized our operating loss carry forwards.

    Net loss. As a result of the factors discussed above, primarily relating to the general corporate expenses incurred in our start up activities, our net loss totaled $23,600 for the period from June 2, 1999 through July 31, 1999. We expect to incur net losses for the foreseeable future.

Liquidity and Capital Resources

         Our principal capital requirements are acquiring merchandise and maintaining and improving our web site.

         We used $28,922 in our operating activities for the period from June 2, 1999 through July 31, 1999. This was the result of a net loss of $23,600, and an increase in other assets, accounts payable and accrued expenses. Our financing activities for the period from June 2, 1999 through July 31, 1999, amounting to $81,415, related to proceeds received from our initial capitalization. We concluded our $1 million initial capitalization on August 26, 1999. As of October 31, 1999, we have received a total of approximately $231,000 and the balance, in the amount of approximately $769,000, is payable on demand and evidenced by signed promissory notes. On August 26, 1999, we sold to SLI.com Ventures I, Ltd., 368,421 common shares for a total purchase price of $350,000. On October 20, 1999, we sold to Dominion Income Management Corp., 368,421 common shares for a total purchase price of $350,000.

         We believe that funds generated from operations and the net proceeds of this offering will be sufficient to finance our current and anticipated operations for at least 12 months after this offering. Our long-term capital requirements beyond this period will depend on numerous factors, including, but not limited to, the following:

         o    The ability to expand our member base;

         o    The cost of upgrades to our Web site; and

         o The level of expenditures for sales and marketing and other factors.

         If the funds from this offering and our revenues are insufficient to fund the activities in the short or long term, we would need to raise additional funds by incurring debt or through public or private offerings of our capital stock. We may not be able to do either on terms favorable to us, if at all.

Year 2000 Compliance

         Many currently installed computer systems and software products are coded to accept or recognize only two digit entries in the date code field. These systems and software products will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, computer systems and/or software used by many companies and governmental agencies may need to be upgraded to comply with such Year 2000 requirements or risk system failure or miscalculations causing disruptions of normal business activities.

State of Readiness

         We have made a preliminary assessment of the Year 2000 readiness of our operating financial and administrative systems, including the hardware and software that support our systems. Our assessment plan consists of:

         o quality assurance testing of our internally developed proprietary software;

         o contacting third-party vendors and licensors of material hardware, software and services that are both directly and indirectly related to the delivery of our services to our users to assess their Year 2000 readiness;

         o contacting vendors of third-party systems to assess their Year 2000 readiness;

         o    assessing repair or replacement requirements; and

         o    implementing repair or replacement procedures.

         We have developed testing procedures for all software and other systems that we believe might be affected by Year 2000 issues. Since third parties developed and currently support many of the systems that we use, a significant part of this effort has been and will be to ensure that these third-party systems are Year 2000 compliant. We have already received assurances that 80% of the existing third-party software and 100% of the existing hardware is Year 2000 compliant through a combination of representations by these third parties regarding their products' Year 2000 compliance, as well as specific testing of these systems. We plan to confirm the remaining 20% of software within the first 2 weeks of November as well as recheck our in-house software by the end of November. Until such testing is completed and such vendors and providers are contacted, we will not be able to completely evaluate whether our systems will need to be revised or replaced.

Costs

         We expect to incur an additional $10,000 in connection with identifying, evaluating and addressing Year 2000 compliance issues. Most of our expenses have related to, and are expected to continue to relate to, the operating costs associated with time spent by employees and consultants in the evaluation process and Year 2000 compliance matters generally. Such expenses, if higher than anticipated, could harm our business, financial condition and results of operations.

Risks

         We are not currently aware of any Year 2000 compliance problems relating to our systems that would harm our business, financial condition and results of operations, without taking into account our efforts to avoid or fix such problems. We may discover Year 2000 compliance problems in our systems that will require substantial revision. In addition, third-party software, hardware or services incorporated into our material systems may need to be revised or replaced, all of which could be time-consuming and expensive. Our failure to fix or replace our internally developed proprietary software or third-party software, hardware or services on a timely basis could result in lost revenues, increased operating costs, the loss of customers and other business interruptions, any of which could harm our business, financial condition and results of operations. Moreover, the failure to adequately address Year 2000 compliance issues in our internally developed proprietary software could result in claims of mismanagement, misrepresentation or breach of contract and related litigation, which could be costly and time-consuming to defend.

         We are heavily dependent on a significant number of third-party vendors to provide both network services and equipment. A significant Year 2000-related disruption of the network, services or equipment that third-party vendors provide to us could cause our members and visitors to consider seeking alternate providers or cause an unmanageable burden on our technical support, which in turn could harm our business, financial condition and results of operations.

         In addition, governmental agencies, utility companies, Internet access companies, third-party service providers and others outside of our control may not be Year 2000 compliant. The failure by such entities to be Year 2000 compliant could result in a systemic failure beyond our control, such as a prolonged Internet, telecommunications or electrical failure, which could also prevent us from delivering our services to our customers, decrease the use of the Internet or prevent users from accessing our Web site which could harm our business, financial condition and results of operations.

Contingency Plan

         As discussed above, we are engaged in an ongoing Year 2000 assessment and have not yet developed any contingency plans. The results of our Year 2000 simulation testing and the responses received from third-party vendors and service providers will be taken into account in determining the nature and extent of any contingency plans.

                                    Business

Take to Auction.com

         We are an Internet-based community providing our entrepreneurial members an online catalog of authentic collectibles and factory-new specialty merchandise to sell at online auction sites, such as eBay(Service Mark), FairMarket(Service Mark), Amazon(Service Mark) and Yahoo! (Service Mark). Our members pay an annual membership fee and, at no additional cost, select merchandise from our Web site that we then list automatically on a popular online auction site for one week. Our business model is distinct from and complements the more than [200] online auction sites that we believe serviced over ____ million visitors in October 1999. We intend to develop and expand our online membership base under the Take to Auction brand by attracting Internet users who can earn additional income through our Web site. We create significant Web site affinity by offering our members the ability to follow their portfolio of merchandise currently listed on online auction sites and to track their accumulated profits from completed online auctions. Monthly and annual competitions, category indices and personalized features will keep members returning to our Web site.

         We are a development stage company, having launched our Web site in July 1999. We anticipate that our principal sources of revenues will be derived from membership fees, sales of products and, in the future, fees paid by third parties for advertising their products and services on our Web site. As our membership base expands and the volume of merchandise increases, our purchasing power and economies of scale should enable us to offer a broader array of merchandise at even better prices.

Industry Background

         The Internet has emerged as a global medium enabling millions of people worldwide to share information, communicate and conduct business electronically. It also provides businesses with an attractive means of selling and marketing their products. International Data Corporation, or IDC, estimates that the number of Web users worldwide will grow to approximately 508 million by the year 2003. This growth is expected to be driven by the large and growing number of PCs installed in homes and offices, the decreasing cost of PCs, easier, faster and cheaper access to the Internet, improvements in network infrastructure, the proliferation of Internet content and the increasing familiarity and acceptance of the Internet by businesses and consumers. The Internet has a number of unique characteristics that differentiate it from traditional media: users communicate or access information without geographic or temporal limitations; users access dynamic and interactive content on a real-time basis; and users communicate and interact instantaneously with a single individual or with entire groups of individuals. As a result of these characteristics, Web usage is expected to continue to grow.

         The growing adoption of the Web represents an opportunity for businesses to conduct commerce over the Internet. IDC estimates that the total value of commerce over the Internet will increase to approximately $1 trillion worldwide by the year 2003.

         Online auction sites like eBay pioneered person-to-person trading of a wide range of goods over the Internet using an efficient and entertaining auction format and has grown into the largest and most popular person-to-person trading community on the Internet. We believe that there are currently over [200] online auction sites on the Internet. Online auction services permit sellers to list items for sale, buyers to bid for and purchase items of interest and all auction users to browse through listed items from any place in the world at any time. Online auction sites offer buyers a large selection of new and used items that can be difficult and costly to find through traditional means such as classified advertisements, collectibles shows, garage sales and flea markets or through intermediaries, such as auction houses and local dealer shops. Online auction sites also enable sellers to reach a larger number of potential buyers more cost-effectively than traditional person-to-person trading forums. However, the volume of activity on existing online auction sites is subject to some of the following limitations:

         o Sellers on online auction sites own the listed merchandise and must pay all listing fees assessed by certain online auction sites;

         o Sellers of products own a limited supply of merchandise to place on online auction sites;
         o If the online auction of an item is unsuccessful, the seller continues to own the item;
         o Sellers of products are responsible for the collection of the purchase price and the delivery of the merchandise to buyers;
         o Sellers do not know the buyer so they are unsure whether the buyer will pay for the merchandise;
         o    Sellers do not have an automatic and secure payment system;
         o Buyers must rely on the sellers to make sure that the items purchased are in good condition and are actually delivered;
         o The process of listing an item on an online auction site is limited to Internet savvy users;
         o Sellers can earn a profit only after deducting the price paid by them for the merchandise; and
         o Sellers select online auction sites without any information about the potential success of selling the item on any particular online auction site.

The Take to Auction.com Solution

         We intend to capitalize on the success of online auction sites by supplying these online auction markets with many categories of collectibles and factory-new specialty merchandise. Using our purchasing expertise, our management believes that it can supply entrepreneurial members with items to be brought to auction.

         We believe that the Take to Auction concept will appeal to Web users, create community affinity and increase user traffic on online auction sites for the following reasons:

We intend to provide members with a broad array of merchandise to take to online auctions

         While a typical seller has limited items to place for auction, we intend to provide our members with a broad array of merchandise from which to make a selection. In addition to providing single items, we also expect to offer bundled items of merchandise from time to time to lower the reserve price of each item and, therefore, improve the chances of a successful online auction.

Members never have to purchase or take possession of the merchandise

         Unlike traditional auction settings where sellers place their own items up for auction, our members enter our Web site, browse through a product catalog and select an item to be listed at an online auction site. If the item does not sell, the item returns to our electronic warehouse automatically without the member incurring any expenses. There is no additional cost to the member and, therefore, no risk to have items listed at an online auction site because the minimum bid prices always cover the value of the merchandise. The spread constitutes a member's profit.

Members do not have to take complicated steps to list items online

         To list an item on a traditional online auction site, often a digital photograph of the item must be taken by the seller and then fitted according to the required layout of the online auction site. Information about the seller and the particular item must be entered into the system. We facilitate the auction process because, once a member registers, the only thing he or she has to do is select an item from our product catalog and choose from a drop down menu the auction site where he or she desires to place the item. Once an item is selected and the member has chosen the online auction site, we automatically register the member and the item's specifications on the online auction site, providing membership information and photograph and a description of the item.

We facilitate transactions by accepting credit cards and checks and by handling shipping and delivery

         Buyers of our merchandise have the ability to pay by credit card or electronic check protected by security services such as VeriSign, Inc. and SSL Security Systems. This payment medium is not offered by online auction sites because a typical seller is small and, therefore, not equipped to have a credit card processing system or the ability to receive an electronic check. We also package and ship the merchandise to the buyer.

Our service is designed to promote an active membership community to provide a positive environment for advertising and commerce

         We intend to encourage active participation in our community and offer a number of programs to increase levels of participation. We intend to provide our members with a personalized auction tracking page which will advise members of the status of their current auctions, as well as a status report of the sales completed and profits earned to date. Monthly and annual competitions, category indices and other personalized features will also be designed to keep members returning to our Web site.

         We believe that all of these features will appeal to advertisers and consumers because advertisers will be able to specifically target their advertisements based upon the information members provide us in their applications and by tracking merchandise taken by our members to other auction sites. Additionally, the banner ads and hyperlinks will not require a member to leave our Web site in order to visit an advertiser or sponsor's Web site.

Auction Wizard(Service Mark)

         We are developing the Auction Wizard(Service Mark) to increase the chance of a successful auction. The Auction Wizard proprietary software will be designed to identify the most appropriate online auction forum for each item taken to auction by a member. We believe that demographics vary among the leading online auction sites. Amazon(Service Mark), for example, has a more affluent following than eBay(Service Mark) or Yahoo!(Service Mark). Our proprietary system will be designed to identify the most appropriate auction site for each item. By suggesting these sites, we expect to increase the success rate of our members in online auctions.

Take to Auction Strategy

         Our objective is to become a leading Internet based community offering a broad array of products and services to our members. Our strategy includes the following key elements:

Grow the Take to Auction community and increase the membership base

         Because we intend to derive a large portion of our revenues from the sale of membership credits, our success depends on our ability to grow our membership base. We intend to use "word-of-mouth" referrals and targeted marketing to buyers of our merchandise posted on online auction sites to expand our membership community.

Promote the Take to Auction brand

         We believe that building greater awareness of our brand within and beyond the Take to Auction.com community is critical to maintain and expand our user base and promote online advertising revenues. We believe that controlled growth of the Take to Auction.com community and brand will maximize customer satisfaction and promote our brand. All merchandise listed by us on online auction sites will contain a banner which provides hyperlink access to our Web site. We also intend to use a portion of the proceeds from the offering to launch an advertising campaign to increase our membership base.

Forge business relationships with online auction sites and other strategic partners to improve brand-name recognition and the efficiency of our network systems

         We intend to form strategic alliances with online auction sites to improve our "brand name" recognition and the performance and efficiency of our network systems. We believe that alliances with online auction sites will improve brand name recognition by enabling our members to benefit from enhanced services provided by online auction sites, including special recognition in the "featured auctions" Web page of online auction sites and allowing us to place our banner in each auction posted by us on behalf of our members. We believe that strategic alliances with online auction sites will improve the efficiency and performance of our network systems by enabling us to interface directly with the online auction systems instead of simulating a standard manual posting. By interfacing directly with online auction sites, we hope to accelerate the information throughput, avoid errors caused by previously unannounced protocol changes, reduce personnel and maximize our Web site's processing power.

Leverage our unique business model

         We believe that our business model provides a number of competitive advantages. We have a unique appeal to entrepreneurial Web users because we can provide them with the means to earn additional income at no additional risk other than the amounts members pay for membership credits. Given our estimated volume of activity and the variety of merchandise available to take to online auction sites, we expect to purchase merchandise at a greater discount, thereby increasing the potential profits of the member.

Enhance the Take to Auction.com Web site features and functionality by adding unique content to our membership

         We intend to update and enhance the features and functionality of our Web site frequently to continue to improve the user's trading experience by introducing features such as new category-specific content. For example, we intend to provide a real time confirmation of a completed auction to our members and to the buyer. We will continue to provide system response and transaction processing time by investing in our infrastructure to accommodate additional users, content and online auction sites. We believe that our format and Web site encourage users and members to return on a frequent basis to review the inventory of items available to them, to check the status of on-going auctions and to track their historical success. The regular rotation of merchandise also encourages customers to revisit the site frequently. Further, we anticipate that our online advertising customers will benefit from our ability to provide targeted marketing opportunities.

Generate revenues from the sale of online advertising

         We intend to generate a portion of our revenues from online advertising by leveraging our user database to enable Internet retailers to advertise their products to our members. Our system provides these retailers with information about the spending habits of our members based on information supplied by each member at the time of registration. Further, the services we intend to provide to our members, including our stock portfolio tracking system and auction portfolio tracking page, we believe, will foster community affinity by encouraging our members to spend more time on our Web site. These factors, we believe, will appeal to Internet retailers that desire to advertise their products because we can provide them with the opportunity for a relatively captive audience.

The Take to Auction Service

         Our platform is an Internet-based community supplying merchandise to entrepreneurial members through an online catalog of collectibles and factory-new specialty merchandise. The following describes our purchase and sale process:

What can be taken to auction

         Our service will offer our members numerous product categories. We expect the number of product categories to grow in the future. Each category below has numerous subcategories. Merchandise is available individually or as bundled items.

         Current product categories include:

         Antiques             Books, Magazines
         Dolls, Figurines     Watches
         Collectibles         Jewelry, Gemstones
         Coins                Toys
         Memorabilia          Electronics

Registration

         Members purchase membership credits to enable them to select an item to take to an online auction site. Each annual membership credit costs $100.00, which allows a member to take one item priced at under $100.00 from our Web site to an online auction site for one week. In addition, as a member purchases additional membership credits, the member will be eligible to list multiple items or items that have greater value and/or are more difficult to find. The number of membership credits and, consequently, our revenues depend upon our members' interest in listing multiple items at one time or more valuable items.

Selecting an Item

         With the purchase of one membership credit, a member can access our site and select an item from our fully automated catalog which permits the member to post merchandise on an online auction site. Members select items based on the number of their membership credits. Members can increase their selling power by purchasing additional credits. Additional credits allow members to list multiple items simultaneously or items of greater value, always based on the number of accumulated credits.

Taking an item to auction

         Members can take an item they choose to an online auction site by clicking on the item. This will cause a drop-down menu to list the popular online auction sites to which members can choose to take the selected merchandise. By highlighting and clicking on the online auction site, the item, with its description and reference information (including minimum bids for opening price and member information), is transferred to the auction site automatically. Our domain name and the member's user name are displayed on the online auction site to identify to potential buyers that a Take to Auction.com member is placing the item on the online auction site. Our personalized Web address ensures member anonymity and informs potential bidders that the item is backed by the Take to Auction brand name.

Selling an item at auction

         Once the item is listed on an auction site, buyers from around the world may bid on the item according to the rules of the selected online auction site, usually 24 hours a day, seven days a week.

How transactions are completed

         At the end of an auction period, if a bid meets or exceeds the minimum price, the online auction site automatically notifies the buyer and the member via e-mail and the buyer can then consummate the transaction through Take to Auction.com. The member does not take possession of the item being sold and is not responsible for the collection of the buyer's payment for the item. We arrange for the shipment and payment collection for the item. We accept electronic checks and credit cards. We charge the buyer handling and shipping fees for the merchandise.

Communications with the winning bidder

         With the delivery of the merchandise, the winning bidder receives a letter thanking him or her for purchasing an item from us, inviting the buyer to join Take to Auction.com and explaining of our services.

Marketing and Advertising

         To promote the Take to Auction.com brand and to attract traffic and new members, we currently employ "word-of-mouth" and targeted promotional marketing efforts to attract new members. We intend to use a portion of the proceeds from this offering to expand our marketing department and to target specific Web users with traditional and web-based marketing programs.

         We believe that "word-of-mouth" referrals, or viral dissemination, is the most effective means to attract new members because referrals by existing members lend credibility to our service and brand name by demonstrating to potential members that other individuals have successfully used our service. With the variety of online person-to-person trading services available today, Web users have grown weary of the opportunities presented to them on the Internet and may be reluctant to join online communities that promise money-making opportunities. Further, we believe that we would impair the quality of our service and the level of customer satisfaction if we embark on a high-profile advertising campaign that generates attention in the short-term, placing too great a burden on our existing infrastructure. We believe that we can only achieve sustainable growth by proving to potential users that others have benefited from our services and their experience was very satisfactory through positive feedback on the online auctions. Likewise, we believe that the marketing of our services to buyers of Take to Auction merchandise on online auction sites will be effective because buyers know from experience that the Take to Auction.com service works. Please see "Risk Factors - Unexpected increases in traffic may stress our systems."

Customer Support

         We will provide customer service and support. We will offer customer support through a toll-free telephone number and an e-mail address which are monitored by our staff from 9:00 a.m. to 5:00 p.m., from Monday through Friday. Most customer support inquiries will be handled via e-mail, with customer inquiries typically being answered within 24 hours after submission. We also will offer an online tutorial for new Take to Auction.com users.

Operations and Technology

         We are operating our first generation user interface and transaction processing system that is based on internally-developed proprietary software. Our system currently handles all aspects of the Take to Auction process including notification of members via e-mail when they initially register for the service, confirmation of the selection of the merchandise to take to auction, registration of the item on an online auction site and notification to our selling member and the buyer upon the successful completion of an auction. The system maintains member registration information, billing accounts, current auctions and historical listings. All data are regularly archived to a data warehouse. Complete listings of all items for sale are generated on a daily basis. The system sends electronic invoices to all buyers of merchandise sold by our members via e-mail immediately after auction.

         Our system has been designed around industry standard architectures and has been designed to reduce downtime in the event of outages or catastrophic occurrences. Our service is designed to be available 24 hours a day, seven days a week, subject to a short maintenance period for a few hours during one night per week. Our system hardware is hosted at a third party facility in Cary, North Carolina, which provides redundant communications lines and emergency power backup. Our system consists of one database running SQL relational database management systems and a suite of Pentium-based Microsoft(Trademark) Internet servers running on the Windows NT operating system. Our Internet servers also


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

utilize VeriSign, Inc, and SSL digital certificates for authentication. We have a load balancing system with redundant servers to provide for fault tolerance.

         We signed a contract effective as of September 23, 1999 with USInternetworking, or USi, a developer of Web sites, for the development of our second generation user interface. We have scheduled the launch of this new system for January 2000. The two main reasons for the upgrade of the system are fault tolerance and scalability. We expect to reduce the probability of system failure by being hosted on multiple Sun E250 servers in USi's Annapolis, Maryland, enterprise data center with a load balancing system and redundant backup systems in place. Due to the amount of data that must be stored and the expected volume of transactions we expect to experience, we will replace our current Microsoft SQL database server with Oracle's 8i database server which will also allow for better scalability. We have chosen Broadvision for the application interface, because of its robust and flexible qualities, which will allow us to add useful features like targeted advertisement banners. We also intend to use Netscape(Trademark) Enterprise Web servers running on UNIX Solaris
2.6 operating systems.

Purchasing and Inventory

Purchasing

         Our management has an aggregate of over 90 years experience in sourcing products for the resale market. Many of the items of merchandise posted at our Web site will be purchased by us from several manufacturers and wholesalers in the open market. Because the types of products listed on our Web site are generally available from a large number of wholesalers and manufacturers, we believe that we can leverage our management's purchasing expertise to obtain better prices for these products by purchasing them in the open market. Therefore, we have not entered, and do not expect to enter, into any medium- or long-term supply agreements with any manufacturers or wholesalers of products. Also, because of the broad array of products we intend to carry and since we do not have a catalog, the need to carry specific items is minimal. If an item is not readily available to us, we may choose to discontinue the item or suspend it temporarily from our product offerings. We may, however, enter into strategic alliances with some manufacturers from time to time to source unique merchandise to be listed on our Web site. Please see "Certain Relationships - Exito Enterprises Sourcing Arrangement."

Inventory

         We believe that we will be able to maintain an adequate inventory of merchandise, which we will purchase from wholesalers and suppliers in the open market, to meet projected demand. Currently, our inventory will be maintained in our warehouse in Miami, Florida. We believe that our inventory will be adequate to meet the projected demand of our members and potential buyers. Effective November 3, 1999, we entered into a six-month service agreement to outsource our warehouse and distribution functions. This service agreement includes order processing, inventory management, warehousing, fulfillment and shipping of product. This agreement will automatically renew for successive one-year terms.

Product and Service Warranties

         When buyers purchase our merchandise on online auction sites, we pass on to these buyers the warranties made by the manufacturers of the merchandise. We do not provide and assertively disclaim separate additional warranties.

Competition

         We face competition from several companies that provide person-to-person trading services and companies that generate revenues from online advertising. We also may face competition from online auction sites that may provide the Take to Auction service in the future. The market for person-to-person trading over the Internet is new, rapidly evolving and intensely competitive, and we expect competition to intensify further in the future. Barriers to entry are relatively low, and current and new competitors can launch new sites at a relatively low cost using commercially available software. Our competitors include various online person-to-person auction services that also serve as online clearing houses or sales and distribution channels and auction sites for manufacturers and suppliers of a variety of products, including First Auction(Trademark) (the auction site for Internet Shopping Network, a wholly-owned subsidiary of the Home Shopping Network) and Ubid, Inc., an online auction site of surplus electronic and computer products. We also compete with business-to-consumer online auction services such as Onsale and Surplus Auction. We face competition from a number of large online communities and services that have expertise in developing online commerce and in facilitating online person-to-person interaction. Certain of these competitors, including eBay(Service Mark), FairMarket(Service Mark), Amazon.com(Service
Mark), AOL(Service Mark), Microsoft(Service Mark) and Yahoo! (Service Mark), currently offer a variety of business-to-consumer trading services and classified ad services, and certain of these companies may introduce person-to-person trading to their large user populations. Other large companies with strong brand recognition and experience in online commerce, such as Cendant Corporation, QVC and large newspaper or media companies may also seek to compete in the online auction market. Competitive pressures created by any one of these companies, or by our competitors collectively, could harm our business, financial condition and results of operations.

         We believe that the principal competitive factors in our market are volume and selection of goods, population of buyers and sellers, community cohesion and interaction, customer service, reliability of delivery and payment by users, brand recognition, Web site convenience and accessibility, price, quality of search tools and system reliability. Most of our current and potential competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing, technical and other resources than us. In addition, other online trading services may be acquired by, receive investments from or enter into other commercial relationships with larger, well-established and well-financed companies as the use of Internet and other online services increases. Therefore, certain of our competitors may be able to devote greater resources to marketing and promotional campaigns, adopt more aggressive pricing policies or may try to attract traffic by offering services for free and devote substantially more resources to Web site and systems development than us. Increased competition may result in reduced operating margins, loss of market share and diminished value in our brand. We may be unable to compete successfully against current and future competitors. Further, as a strategic response to changes in the competitive environment, we may, from time to time, make certain pricing, service or marketing decisions or acquisitions that could harm our business, financial condition and results of operations. New technologies and the expansion of existing technologies may increase the competitive pressures on us by enabling existing and potential competitors to offer a lower-cost service. Certain Web-based applications that direct Internet traffic to certain Web sites may channel users to trading services that compete with us. In addition, companies that control access to transactions through network access or Web browsers could promote our competitors or charge us substantial fees for inclusion. Any and all of these events could harm our business, financial condition and results of operations. Please see "Risk Factors - We face competition from several person-to-person Web sites and from existing online auction sites which may harm our business."

Intellectual Property

         We regard the protection of our copyrights, service marks, trademarks, trade dress and trade secrets as critical to our future success and rely on a combination of copyright, trademark, service mark and trade secret laws and contractual restrictions to establish and protect our proprietary rights in products and services. We have also entered into confidentiality and invention assignment agreements with our employees and contractors, and nondisclosure agreements with our suppliers and strategic partners to limit access to and disclosure of our proprietary information. These contractual arrangements or the other steps taken by us to protect our intellectual property may be insufficient to prevent misappropriation of our technology or to deter independent third-party development of similar technologies. We pursue the registration of our trademarks and service marks in the U.S. and internationally. We have applied for a U.S. patent registration of our proprietary system for taking merchandise to online auction sites. This patent may not be issued to us or, if issued, may not provide us with all of the protections that we have sought. We have also applied for the registration of the service marks "Take2Auction" and "Take2Auction.com." Effective trademark, service mark, copyright and trade secret protection may not be available in every country in which our services are made available online.

We may license in the future certain of our proprietary rights, such as trademarks or copyrighted material, to third parties. We also rely on certain technologies that we license from third parties, such as Microsoft, the suppliers of key database technology, the operating system and specific hardware components for the Take to Auction service.

Privacy Policy

         We believe that issues relating to privacy and use of personal information relating to Internet users are becoming increasingly important as the Internet and its commercial use grow. We have adopted a detailed privacy policy that outlines how we use information concerning our members and the extent to which other registered members may have access to this information. Members must acknowledge and agree to this policy when registering for the Take to Auction service. We do not sell or rent any personally identifiable information about our users to any third party. We use information about our members for internal purposes only in order to improve our marketing and promotional efforts, to statistically analyze site usage, and to improve content, product offerings and site layout.

Government Regulation

         Government regulation of communications and commerce on the Internet varies greatly from country to country. Some countries, such as the United States, have not adopted many laws and regulations to specifically regulate online communications and commerce. Due to the increasing popularity and use of the Internet and other online services, however, it is possible that a number of laws and regulations may be adopted with respect to the Internet or other online services covering issues such as user privacy, freedom of expression, pricing, content and quality of products and services, taxation, advertising, intellectual property rights, enforceability of contracts, and information security. Because our services are accessible worldwide, and we facilitate sales of goods to users worldwide, any jurisdiction in which our services can be accessed or are used may seek to impose its laws on us and to enforce those laws in proceedings in those countries, where we could be forced to defend ourselves.

         Although sections of the Communications Decency Act of 1996, or CDA, that, among other things, proposed to impose criminal penalties on anyone distributing "indecent" material to minors over the Internet, were held to be unconstitutional by the U.S. Supreme Court, other provisions of the CDA remain in effect. Moreover, in an effort to remedy the deficiencies found by the Supreme Court in the CDA, Congress passed the Child Online Protection Act, or COPA. COPA is currently subject to court challenge, and we do not know whether COPA will be upheld. Moreover, other laws on this subject have been and are likely to continue to be proposed and enacted by the legislatures of the various states. The nature of legislation on this subject and the manner in which it may be interpreted and enforced cannot be fully determined and, therefore, such legislation could subject us and/or our customers to potential liability, which in turn could harm our business, financial condition and results of operations. The adoption of any such laws or regulations might also decrease the rate of growth of Internet use, which in turn could decrease the demand for our service or increase the cost of doing business or in some other manner harm our business, financial condition and results of operations. In addition, applicability to the Internet of existing laws governing issues such as property ownership, copyrights and other intellectual property issues, taxation, libel, obscenity and personal privacy is uncertain. The vast majority of such laws were adopted prior to the advent of the Internet and related technologies and, as a result, do not contemplate or address the unique issues of the Internet and related technologies.

         Some countries have enacted laws or regulations that limit the use of personal user information gathered online or require online services to establish privacy policies. The European Union recently enacted its own privacy regulations. Several U.S. states have also proposed legislation that would impose such limits. The Federal Trade Commission has also initiated action against at least one online service regarding the manner in which personal information is collected from users and provided to third parties. Changes to existing laws or the passage of new laws intended to address these issues, including some recently proposed changes, could create uncertainty in the marketplace that could reduce demand for our services or increase the cost of doing business as a result of litigation costs or increased service delivery costs, or could in some other manner harm our business, financial condition and results of operations.

         In addition, because our services are accessible worldwide and we facilitate sales of goods to users worldwide, other jurisdictions may claim that we are required to qualify to do business as a foreign corporation in a particular state or foreign country. We are qualified to do business in one state in the United States. Our failure to qualify as a foreign corporation in a jurisdiction where we are required to do so could subject us to taxes and penalties for the failure to qualify and could result in our inability to enforce contracts in such jurisdictions. Any such new legislation or regulation, or the application of laws or regulations from jurisdictions whose laws do not currently apply to our business could harm our business, financial condition and results of operations.

         Several telecommunications companies have asked the U.S. Federal Communications Commission to regulate Internet service providers and online service providers in a manner similar to long distance telephone carriers and to impose access fees and universal service obligations on these companies. Imposition of such fees or obligations could increase the cost of transmitting data over the Internet, which would reduce Internet usage and harm our business, financial condition and results of operations.

         In addition, numerous states, including the State of California, have regulations regarding the manner in which "auctions" may be conducted and the liability of "auctioneers" in conducting such auctions. We do not believe that such regulations, which were adopted prior to the advent of the Internet, govern the operations of our business nor have any claims been filed by any state implying that we are subject to such legislation. However, a state may attempt to impose these regulations upon us in the future and this imposition may harm our business, financial condition and results of operations. Please see "Risk Factors - Governmental regulation and legal uncertainties relating to the Web could increase our costs of transmitting data and increase our legal and regulatory expenditures and could decrease our membership base."

Employees

         As of October 31, 1999, we had eight employees, including our President and Chief Executive Officer, Chief Financial Officer, Chief Technology Officer and two executive officers in charge of marketing and merchandising, respectively. We have never had a work stoppage, and no employees are represented under collective bargaining agreements. We consider our relations with our employees to be good. Please see "Management - Employment Arrangements."

Facilities

         Our principal administrative, marketing and product development facilities are located in approximately 2,000 square feet of leased office space in Miami, Florida. Currently, we are lessees under a one year lease expiring in August 2000. We have an option to terminate the lease after February __, 2000. Our monthly lease payment during the initial term of this lease is approximately $2,000. The lease provides for automatic and successive renewal terms of equal duration. We believe that our current facilities will be adequate to meet our current needs.

Legal Proceedings

         We are not a party to any legal proceedings.

                                   Management

Executive Officers and Directors

         The following table sets forth certain information regarding our executive officers and directors.

Name                                    Age    Position
- ----                                    ---    --------
Ilia Lekach.......................       50    Chairman of the Board of Directors and Class II Director
Horacio Groisman..................       46    Vice-Chairman of the Board of Directors and Class III Director
Albert Friedman...................       26    President, Chief Executive Officer and Class III Director
Mitchell Morgan...................       29    Vice-President, Chief Financial Officer and Class II Director
Jonathan Geller...................       23    Chief Technology Officer and Class I Director
Lucien Lallouz....................       54    Executive Vice President of Marketing
Hugo Calemczuk....................       48    Senior Vice President of Merchandising and Class I Director
Garrick Hileman...................       26    Class I Director

         Each director will hold office until their term expires and until his or her successor at an annual meeting of shareholders is elected and qualified or until his or her earlier resignation or removal. Each officer serves at the discretion of the board of directors.

         Ilia Lekach has been our chairman of the board and a Class II director since October 1999. Mr. Lekach is a co-founder of Perfumania, Inc. and was Perfumania, Inc.'s chairman of the board and chief executive officer from its incorporation in 1988 until his resignation in April 1994. In October 1998, Mr. Lekach was reappointed Perfumania, Inc.'s chairman of the board and chief executive officer. Mr. Lekach served as chairman of the board of L. Luria & Son, Inc., a South Florida-based catalog retailer from January 1997 through August 1997. Mr. Lekach also serves as chairman of the board and chief executive officer of Parlux Fragrances, Inc., a publicly traded manufacturer of fragrance and related products since 1990.

         In August 1996 ORM Inc., and its affiliates, of which Mr. Lekach is a principal, purchased a controlling interest in L. Luria & Son, Inc., a catalog retailer with serious financial problems. On August 13, 1997, L. Luria & Son, Inc. filed for relief under Chapter 11 of the Bankruptcy Code and has since been liquidated.

         Dr. Horacio Groisman served as our chairman of the board of directors from August 1999 until October 1999 and has been a Class III director since August 1999. Since October 1999, Dr. Groisman has served as vice-chairman of our board of directors. Dr. Groisman has been a practicing physician since 1984, after having received specialty training at Georgetown University. Since June 1994, Dr. Groisman has been President of Otolaryngology, Head and Neck Associates, in Miami, Florida. From January 1997 to December 1997, Dr. Groisman was President and Chief of Staff of Cedars Medical Center in Miami, Florida. Since January 1991, Dr. Groisman has been Chief of Services at Cedars Medical Center. In addition, Dr. Groisman has been a director of Perfumania, Inc. since March 1999.

         Albert Friedman has been our president and chief executive officer and a director since July 1999 and a Class III director since August 1999. Prior to joining us, Mr. Friedman served as chief operating officer, interim chief financial officer and director of Perfumania.com from its inception in January 1999 until June 1999. From April 1998 until January 1999, Mr. Friedman was president of Corporate Communications Solutions, Inc., an investment banking firm. From January 1997 until April 1998, Mr. Friedman was executive vice president and chief financial officer of L. Luria & Son, Inc., a catalog showroom, where Mr. Friedman also served as a director. From June 1996 to December 1996, Mr. Friedman served as an analyst for ORM, Inc., an investment-banking boutique. From June 1994 to

June 1996, Mr. Friedman was Vice President of Art and Precision, Inc., a manufacturer and distributor of fine jewelry.

         On August 13, 1997, L. Luria & Son, Inc. filed for relief under Chapter 11 of the Bankruptcy Code and was liquidated. Mr. Friedman was the senior officer in charge of managing the liquidation process of L. Luria & Son, Inc.

         Mitchell Morgan has been our vice-president, chief financial officer and a Class II director since August 1999. From January 1994 to August 1999, Mr. Morgan held various positions in PriceWaterhouseCoopers, LLP, most recently as business assurance manager. Mr. Morgan holds a degree in accounting from the University of Florida. Mr. Morgan is a Certified Public Accountant.

         Jonathan Geller has been our chief technology officer and a Class I director since October 1999. From January 1998 until September 1999, Mr. Geller was co-founder of Jackpot S.A, Lima Peru, a privately owned company specializing in the development of Web pages, providing high bandwidth Internet connections and custom Web applications, where he served as chief executive officer. From May 1995 to August 1995, in addition to his several internships, Mr. Geller co-founded Serious Fun, Inc., an online casino Web site that he designed. From January 1994 until December 1997, Mr. Geller attended college at North Carolina State University where he graduated with a degree in Industrial Engineering.

         Lucien Lallouz has been our executive vice president of marketing since July 1999. From June 1994 until May 1999, Mr. Lallouz was vice president of marketing of Modern Art Cafe, an art-themed restaurant. From 1992 to 1994, Mr. Lallouz was the director of marketing and licensing for the Piccasso Estate and SPADEM, a company that retains certain intellectual property rights of French artists. From 1985 until 1992, Mr. Lallouz was director of marketing and licensing for Creative Fragrances, Inc. From 1980 until 1985, Mr. Lallouz was director of marketing and licensing for Pierre Cardin's Maxim de Paris brand.

         Hugo Calemczuk has been our senior vice president of merchandising and a Class I director since August 1999. Mr. Calemczuk has been President of Exito Enterprises, a distributor of watches and electronics, since its founding in 1987. From 1984 to 1987, Mr. Calemczuk was President of Levimar, a distributor of duty-free merchandise, including watches, jewelry, perfumes, electronics and collectibles.

         Garrick Hileman has been a Class I director of our company since November 1999. Mr. Hileman has been a director of ZeroDotNet since September 1999. ZeroDotNet is an Internet venture capital firm based in San Francisco, California. Mr. Hileman specializes in business development, start-up financing, merger and acquisition analysis and management at ZeroDotNet. From August 1996 until August 1999, he was employed at Montgomery Securities where he worked both in the financial services group, as a corporate financial analyst, and in the financial services equity research area. He received his B.A. in Business Administration from the University of Washington in 1996.

Classified Board of Directors

         Our board of directors is divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the board of directors will be elected each year. These provisions, together with provisions of our amended and restated articles of incorporation and bylaws, allow the board of directors to fill vacancies or increase the size of the board of directors, and may deter or hinder a shareholder from removing incumbent directors and filling such vacancies with its own nominees in order to gain control of the board.

         Our board has resolved that Mr. Hugo Calemczuk, Jonathan Geller and Garrick Hileman will serve as Class I Directors whose terms expire at the 2000 annual meeting of shareholders. Mr. Lekach and Mr. Morgan will serve as Class II directors whose terms expire at the 2001 annual meeting of shareholders. Mr. Friedman and Dr. Groisman will serve as Class III directors whose terms expire at the 2002 annual meeting of shareholders.

Board Committees

         The audit committee of our board of directors consists of ___________ and _________. The audit committee reviews our financial statements and accounting practices, makes recommendations to the board of directors regarding the selection of independent auditors and reviews the results and scope of the audit and other services provided by our independent auditors. The compensation committee of our board of directors consists of _____________ and Dr. Horacio Groisman. The compensation committee makes recommendations to the board of directors concerning salaries and incentive compensation for our officers and employees and administers our employee benefit plans. As of the date of this prospectus, our board of directors has performed all functions of the compensation and audit committees.

Compensation Committee Interlocks and Insider Participation

         None of the members of the compensation committee of the board of directors was at any time since our formation an officer or employee of ours. Ilia Lekach, our chairman of the board of directors, and Horacio Groisman, our vice-chairman of the board of directors, serve as members of the board of directors of Perfumania, Inc. There is no business relationship between us and Perfumania, Inc.

Director Compensation

         Our independent directors receive cash compensation in the amount of $2,500 and options to purchase 1,500 common shares per year for their services as directors, and are reimbursed for their reasonable expenses for attending our board of directors and board committee meetings. Directors compensation is paid at the end of each year.

Employment Arrangements

         In August 1999, each of Messrs. Albert Friedman, President, Chief Executive Officer and director, Mitchell Morgan, Vice President, Chief Financial Officer and director, Hugo Calemczuk, Senior Vice-President of Merchandising and director, and Lucien Lallouz, Executive Vice-President of Marketing, entered into executive employment agreements with Take to Auction.com. Each agreement has a term of three years unless terminated earlier for cause, death, disability or upon a change in control of Take to Auction.com. Mr. Friedman and Mr. Lallouz' agreements provide for an initial base salary of $125,000. Mr. Morgan's agreement provides for an initial base salary of $120,000. Mr. Calemczuk's agreement provides for an initial base salary of $60,000. The above salaries are subject to annual increases equal to the greater of 5% or the annual increase in the consumer price index plus other annual increases, if any, as determined by the Compensation Committee in its sole discretion. In addition, Mr. Friedman, Mr. Lallouz, Mr. Calemczuk and Mr. Morgan were granted non-qualified stock options to purchase 174,490, 174,490, 174,490 and 145,408 common shares, respectively, one third of which vest on each of the first, second and third anniversaries of the agreements.

         In October 1999, Jonathan Geller, our chief technology officer, entered into an executive employment agreement with Take to Auction.com. The agreement has a term of three years and provides for an initial base salary of $120,000 subject to annual increases equal to the greater of 5% or the annual increase in the consumer price index. In addition, Mr. Geller was granted non-qualified stock options to purchase 162,857 common shares, one third of which vest on each of the first, second and third anniversaries of the agreement.

         In the event any of these individuals terminate the agreement (i) within 180 days from the date a person acquires the beneficial ownership of 20 percent or more of the then outstanding common shares or 20 percent or more of the voting power, or (ii) pursuant to certain transactions (including a merger or a sale of substantially all the assets) approved by the shareholders, they will be entitled to receive severance compensation in the amount of 200 percent of their annual base salary.

Executive Compensation

         We commenced operations in June 1999, and no individual employed by us, including our President and Chief Executive officer, has been awarded, paid or earned salary and bonus in excess of $100,000 since our inception. From July 31, 1999 through October 31, 1999, our President and Chief Executive Officer has earned approximately $31,000 from us.

Option Grants from June 2, 1999 to October 31, 1999

         The following table sets forth grants of stock options to our president and chief executive officer and our four most highly compensated executive officers, other than our president and chief executive officer, from inception to October 31, 1999. We have never granted any stock appreciation rights. The weighted average exercise price of each option is equal to $0.41 per share. The potential realizable value is calculated based upon the term of the option at its time of grant (seven years). It is calculated assuming that the value of common shares on the date of our initial public offering appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. These numbers are calculated based on the requirements of the Securities and Exchange Commission and do not reflect our estimate of future stock price growth.

                                                         Option Grants
                              -------------------------------------------------------------------       Potential Realizable
                                               Percentage of                                           Value at Assumed Annual
                              Number of        Total Options                                            Rates of Stock Price
                              Securities         Granted to                                           Appreciation for Option
                              Underlying        Employees in        Exercise Price                          Term (1) (2)
                               Options          Fiscal Year           per Share        Expiration     ------------------------
Name                          Granted (#)          (%)(1)               ($/Sh)            Date           5%($)        10%($)
- ----                          -----------          ------               ------            ----           -----        ------
Albert Friedman                 174,490             20.98%               $0.41          08/01/06         $100,256    $138,846
Mitchell Morgan                 145,408             17.48                 0.41          08/01/06           83,547     115,705
Lucien Lallouz                  174,490             20.98                 0.41          08/01/06          100,256     138,846
Hugo Calemczuk                  174,490             20.98                 0.41          08/01/06          100,256     138,846
Jonathan Geller                 162,857             19.58                 0.41          10/01/06           93,572     129,590

(1) Potential realizable value is based on the assumption that the common share price appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the option term. The amounts have been calculated based on the requirements promulgated by the Securities and Exchange Commission. The actual value, if any, a named Executive Officer may realize will depend on the excess of the shares on the date of exercise.) Accordingly, there is no assurance that the value realized will be at or near the potential realizable value as calculated in the table

(2)  These options have a term of seven years from the date of grant.

         The following table provides certain summary information concerning stock options held as of October 31, 1999 by our President and Chief Executive Officer and our four most highly compensated executive officers, other than our President and Chief Executive Officer. No options have been exercised as of October 31, 1999 by any of the officers. The value of unexercised in-the-money options at October 31, 1999 is based on the value of the common shares at the date of this offering.

                                       Number of Securities                       Value of Unexercised
                                      Underlying Unexercised                     In-The-Money Options at
Name                             Options at October 31, 1999 (#)                    October 31, 1999
- ----                             -------------------------------                    ----------------
                                 Exercisable        Unexercisable            Exercisable       Unexercisable
                                 -----------        -------------            -----------       -------------
Albert Friedman                       0                 174,490                 ---                ---
Mitchell Morgan                       0                 145,408                 ---                ---
Lucien Lallouz                        0                 174,490                 ---                ---
Hugo Calemczuk                        0                 174,490                 ---                ---
Jonathan Geller                       0                 162,857                 ---                ---

Employee Benefit Plans

1999 Stock Option Plan

         In August 1999, the Board adopted the 1999 Stock Option Plan, or Option Plan. At that time, 2,442,857 common shares were reserved for issuance under the Option Plan. Shares covered by any option granted under the Option Plan which expires unexercised become available again for grant under the Option Plan. As of October 31, 1999, options to purchase 1,006,225 common shares were outstanding with a weighted average exercise price of $0.41 per share, and 1,436,632 shares were available for future grants.

SIMPLE IRA Plan

         We sponsor the Take to Auction.com, Inc. SIMPLE IRA Plan, a defined contribution plan provided pursuant to the requirements of the Internal Revenue Code of 1986, as amended. All employees eligible to participate may enter the SIMPLE IRA Plan as of the first day of any month. Participants may make pre-tax contributions to the SIMPLE IRA Plan subject to a statutorily prescribed annual limit. We will make matching contributions, not to exceed 3% of a participant's annual compensation, to the SIMPLE IRA Plan. Each participant is fully vested in their account, including the participant's contributions, our matching contribution and the investment earnings thereon. Contributions by the participants or by us to the SIMPLE IRA Plan, and the income earned on such contributions, are generally not taxable to the participants until withdrawn. Contributions by us are generally deductible by us when made. The participant's and our contributions are held in an IRA. We have not made any matching contributions to the SIMPLE IRA Plan as of October 31, 1999.

Indemnification of Officers and Directors

         Section 607.0850 of the Florida Business Corporation Act, or FBCA, permits, in general, a Florida corporation to indemnify any person who was or is a party to any action or proceeding by reason of the fact that he or she was a director or officer of the corporation, or served another entity in any capacity at the request of the corporation, against liability incurred in connection with such proceeding including the estimated expenses of litigating the proceeding to conclusion and the expenses actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof, if such person acted in good faith for a purpose he or she reasonably believed to be in, or not opposed to, the best interest of the corporation and, in criminal actions or proceedings, additionally had no reasonable cause to believe that his or her conduct was unlawful. Section 607.0850(6) of the FBCA permits the corporation to pay such costs or expenses in advance of a final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount as and to the extent required by statute. Section 607.0850 of the FBCA provides that the indemnification and advancement of expense provisions contained in the FBCA shall not be deemed exclusive of any rights to which a director or officer seeking indemnification or advancement of expenses may be entitled.

         Our amended and restated articles of incorporation provide, in general, that we shall indemnify, to the fullest extent permitted by Section 607.0850 of the FBCA, any and all persons whom it shall have the power to indemnify under that section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section. Our amended and restated articles of incorporation also provide that the indemnification provided for therein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of shareholders or disinterested directors or otherwise, both as to actions taken in his or her official capacity and as to acts in another capacity while holding such office.

         In accordance with that provision of our amended and restated articles of incorporation, we shall indemnify any officer or director (including officers and directors serving another corporation, partnership, joint venture, trust, or other enterprise in any capacity at our request) made, or threatened to be made, a party to an action or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that he or she was serving in any of those capacities against judgments, fines, amounts paid in settlement and reasonable expenses (including attorney's fees) incurred as a result of such action or proceeding. Indemnification would not be available if a judgment or other final adjudication adverse to such director or officer establishes that (i) his or her acts were committed in bad faith or were the result of active and deliberate dishonesty or (ii) he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.

         Prior to the completion of this offering, we intend to enter into indemnification agreements with each of our current directors and officers to give these directors and officers additional contractual assurances regarding the scope of the indemnification set forth in our amended and restated articles of incorporation and bylaws and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving a director, officer or employee of Take to Auction.com regarding which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

         With approval of our board of directors, upon completion of this offering we expect to obtain directors' and officers' liability insurance.

                              Certain Transactions

         Since our inception in June 1999, there has not been nor is there currently proposed any transaction or series of similar transactions to which we were or are to be a party in which the amount involved exceeds $60,000 and in which any director, executive officer or holder of more than 5% of our common shares had or will have a direct or indirect interest other than (i) compensation arrangements, which are described where required under "Management" and (ii) the transactions described below.

Sales of Securities

         Since our inception, we have made the following sales of our common shares to our officers, directors and beneficial owners of 5% or more of all outstanding common shares that were not registered under the Securities Act. The common shares issued and listed hereunder were split on a 1,000-to-1 basis on August 26, 1999 and split on a 2.326530644-for-1 basis on November 3, 1999.

         On August 26, 1999, we sold an aggregate of 6,999 common shares under Rule 506, Regulation D, promulgated under the Securities Act, at a purchase price of $142.86 per share to certain sophisticated and accredited investors, including the following officers, directors and beneficial owners of 5% or more of our issued and outstanding common shares, at a price of $142.86 per common share: (i) Dr. Groisman purchased 700 shares; (ii) Mr. Friedman purchased 489 shares; (iii) Mr. Calemczuk purchased 490 shares; (iv) Pacific Investments, a company owned by Mr. Ilia Lekach, purchased 1,960 common shares and (v) Magdalena Zafir purchased 700 common shares. Messrs. Groisman and Calemczuk have served as directors of Take to Auction.com since August 1999. Mr. Friedman has been our President, Chief Executive Officer and director since July 1999. Mr. Calemczuk has been our Senior Vice-President of Merchandising since August 1999. The common shares issued under the private placement were split on a 1,000-for-1 basis on August 26, 1999 and split on a 2.326530644-for-1 basis on November 3, 1999.

Stock Options Issued to Directors and Officers

         On August 25, 1999, Messrs. Friedman, Lallouz and Calemczuk, were awarded options to purchase 174,490 common shares each pursuant to employment agreements with Take to Auction.com. On August 25, 1999, Mr. Groisman was awarded options to purchase 174,490 common shares. On August 25, 1999, Mr. Mitchell Morgan, our Vice-President and Chief Financial Officer was awarded options to purchase 145,408 common shares. On October 1, 1999, Mr. Jonathan Geller, our Chief Technology Officer was awarded options to purchase 162,857 common shares. All options issued to the above named officers and directors have a weighted average exercise price of $0.41 per share. All of such options vest equally over a three year period commencing one year from the date they were granted.

Exito Enterprises Sourcing Arrangement

         From time to time, we purchase merchandise from Exito Enterprises or Exito, a distributor of watches and electronics. Hugo Calemczuk, our senior vice-president of merchandising and a director, is the president and majority shareholder of Exito. Although we have purchased approximately $18,600 of merchandise from Exito as of October 31, 1999, we intend to purchase more items of merchandise from Exito in the future if the terms and conditions of such proposed purchases are acceptable to us. All purchases from Exito are made in the open market and all such transactions are at "arms-length" on terms and at prices we could readily get elsewhere.

Employment agreements between us and our officers and directors

         Pursuant to employment agreements between Take to Auction.com and each of Messers. Friedman, Morgan, Calemczuk, Lallouz and Geller, our executive officers and directors, we have agreed to pay an initial annual base salary to them in the amount of $125,000, $120,000, $60,000, $125,000 and $120,000, respectively.

                             Principal Shareholders

         The following table sets forth certain information known to us with respect to the beneficial ownership of our common shares as of October 31, 1999 by (i) each shareholder known by us to be the beneficial owner of more than 5% of our common shares, (ii) each director of Take to Auction.com and (iii) all executive officers and directors as a group.

                                              Common Shares Beneficially     Common Shares Beneficially
                                                  Owned Before the                  Owned After
                                                     Offering(2)                   the Offering(2)
                                                     -----------                   ---------------
Name of Beneficial Owner (1)                     Number       Percentage(3)      Number      Percentage(3)
- ----------------------------                     ------       -------------      ------      -------------
Horacio Groisman (3)                           1,628,571         9.05%         1,628,571        8.14%
Albert Friedman (3)                            1,140,000         6.33%         1,140,000        5.70%
Mitchell H. Morgan (4)                                 0           (*)                 0          (*)
Hugo Calemczuk (3)                             1,140,000         6.33%         1,140,000        5.70%
Magdalena Zafir                                1,628,571         9.05%         1,628,571        8.14%
Pacific Investments (5)                        4,560,000        25.33%         4,560,000       22.80%
Jonathan Geller (6)                                    0           (*)                 0          (*)

Executive Officers and directors as a          8,468,572        47.05%         8,468,572       42.34%
group (7 persons)

- -------------
* Represents beneficial ownership of less than 1%.

(1) Unless otherwise noted, the address of each shareholder is our address, which is 2335 N.W. 107th Avenue Suite 2M-23, Miami, Florida 33172.

(2) Percentage of ownership is based on 18,000,000 shares outstanding as of October 31, 1999 prior to the offering and 20,000,000 shares after the offering. Common shares subject to options currently exercisable or exercisable within 60 days of October 31, 1999 are deemed outstanding for the purpose of computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage ownership of any other person. No options issued by us to date are exercisable within 60 days of October 31, 1999. Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

(3) Does not include options to purchase 174,890 shares granted to each of Messrs. Groisman, Friedman and Calemczuk on August 25, 1999, one third of which vest on the first, second and third anniversary of the date of grant.

(4) Does not include options to purchase 145,408 common shares, granted to Mr. Morgan on August 25, 1999, one third of which vest on the first, second and third anniversary of the date of grant.

(5) The address of this shareholder is 2335 NW 107th Avenue 2M-23, Miami, Florida 33172. Ilia Lekach, our Chairman of the Board of Directors, owns 100 percent of the issued and outstanding shares of common stock of Pacific Investments.

(6) Does not include options to purchase 162,857 common shares, granted to Mr. Geller on October 1, 1999, one third of which vest on the first, second and third anniversary of the date of grant.

                          Description Of Capital Stock

         Our authorized capital stock consists of 50 million common shares, $0.001 par value per share, and 10 million preferred shares, $0.001 par value per share. As of October 31, 1999, there were outstanding 18,000,000 common shares held of record by 27 shareholders and options to purchase 1,006,225 common shares. As of October 31, 1999, there were no issued and outstanding preferred shares.

Common Shares

         Subject to preferences that may apply to preferred shares outstanding at the time, the holders of our outstanding common shares are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as the board of directors may from time to time determine. Each shareholder is entitled to one vote for each common share held on all matters submitted to a vote of shareholders. Cumulative voting for the election of directors is not provided for in our amended and restated articles of incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election. The holders of common shares are not entitled to preemptive rights and are not subject to conversion or redemption. Upon a liquidation, dissolution or winding-up of Take to Auction.com, the assets legally available for distribution to shareholders are distributable ratably among the holders of the common shares and any participating preferred shares outstanding at that time after payment of liquidation preferences, if any, on any outstanding preferred shares and payment of other claims of creditors. Each outstanding common share is, and all common shares to be outstanding upon completion of this offering will be, fully paid and nonassessable.

Preferred Shares

         We are authorized to provide for the issuance of preferred shares in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the rights, preferences and privileges of the shares of each wholly unissued series and any qualifications, limitations or restrictions thereon, and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding) without any further vote or action by the shareholders. Our board of directors may authorize the issuance of preferred shares with voting or conversion rights that could significantly affect your voting power or your other rights. The issuance of preferred shares, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of Take to Auction.com and may harm the market price of the common shares and the voting and other rights of the holders of common shares. We have no current plans to issue any preferred shares.

Certain Anti-Takeover Effects of Certain Provisions of Florida law and the Take to Auction.com's Amended and Restated Articles of Incorporation and Bylaws Provisions

         Some provisions of Florida law and of our amended and restated articles of incorporation and amended and restated bylaws, which provisions are summarized in the following paragraphs, may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider it in its best interest, including those attempts that might result in a premium over the market price for the shares held by shareholders.

Classified Board of Directors

         According to our amended and restated articles of incorporation and amended and restated bylaws, our board of directors is divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the board of directors will be elected each year. These provisions, when coupled with the provision authorizing the board of directors to fill vacant directorships or increase the size of the board of directors, may deter a shareholder from removing incumbent directors and simultaneously gaining control of the board of directors by filling the vacancies created by such removal with its own nominees.

Authorized But Unissued Shares

         The authorized but unissued common shares and preferred stock are available for future issuance without shareholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued common shares and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise. Such attempts may have resulted in a premium over the market price for the shares held by shareholders.

Anti-Takeover Provisions under Florida law

         We are subject to several anti-takeover provisions under Florida law that apply to public corporations organized under Florida law unless the corporation has elected to opt out of those provisions in its articles of incorporation or its bylaws. We have not elected to opt out of these provisions.

         The FBCA prohibits the voting of shares in a publicly held Florida corporation that are acquired in a "control share acquisition" unless the board of directors approves the control share acquisition or the holders of a majority of the corporation's voting shares approve the granting of voting rights to the acquiring party. A "control share acquisition" is defined as an acquisition that immediately thereafter entitles the acquiring party, directly or indirectly, to vote in the election of directors within any of the following ranges of voting power:

         o     1/5 or more but less than 1/3;
         o     1/3 or more but less than a majority;
         o     a majority or more; or
         o There are some exceptions to the "control share acquisition" rules.

         The FBCA also contains an "affiliated transaction" provision that prohibits a publicly-held Florida corporation from engaging in a broad range of business combinations or other extraordinary corporate transactions with an "interested shareholder" unless:

         o the transaction is approved by a majority of disinterested directors before the person becomes an interested shareholder;
         o the corporation has not had more than 300 stockholders of record during the past three years;
         o the interested shareholder has owned at least 80% of the corporation's outstanding voting shares for at least five years;
         o the interested shareholder is the beneficial owner of at least 90% of the voting shares (excluding shares acquired directly from the corporation in a transaction not approved by a majority of the disinterested directors);
         o consideration is paid to the holders of the corporation's shares equal to the highest amount per share paid by the interested shareholder for the acquisition of the corporation's shares in the last two years or the fair market value of the shares, and other specified conditions are met; or
         o the transaction is approved by the holders of two-thirds of the company's voting shares other than those owned by the interested shareholder.

         An "interested shareholder" is defined as a person who, together with affiliates and associates, beneficially owns more than 10% of a company's outstanding voting shares. The FBCA defines "beneficial ownership" in more detail.

Transfer Agent And Registrar

         The Transfer Agent and Registrar for our common shares is American Stock Transfer & Trust Company. Its address is 40 Wall Street, New York, New York 10005, and its telephone number is (212) 936-5100.

Listing

         We have applied to list our common shares on the Nasdaq National Market under the trading symbol "TTAI".

                         Shares Eligible For Future Sale

         Prior to this offering, there has been no market for our common shares, and therefore a significant public market for the common shares may not develop or be sustained after this offering. Future sales of substantial amounts of common shares (including shares issued upon exercise of outstanding options) in the public market after this offering could harm market prices prevailing from time to time and could impair our ability to raise additional capital through the sale of our equity securities. As described below, no shares currently outstanding will be available for sale immediately after this offering due to certain contractual and other restrictions on resale.

         Upon completion of this offering, we will have outstanding 20,000,000 common shares, assuming no exercise of the outstanding options. Of these shares, the 2,000,000 shares sold in this offering will be freely tradable without restriction under the Securities Act unless purchased by "affiliates" of Take to Auction.com as that term is defined in Rule 144 under the Securities Act. The remaining shares held by existing shareholders are subject to lock-up agreements generally providing that, with certain limited exceptions, the shareholder will not (i) offer to sell, sell, contract to sell, pledge or otherwise dispose of any common shares owned of record or beneficially prior to the offering or any securities convertible into or exchangeable for such common shares, (ii) establish a "put equivalent position" with respect to such common shares within the meaning of Rule 16a-1(h) under the Securities Exchange Act of 1934, as amended, or (iii) publicly announce an intention to take any of the actions set forth in (i) or (ii) for a period of 180 days following the date of the final prospectus for this offering. As a result of these lock-up agreements, notwithstanding possible earlier eligibility for sale under the provisions of Rules 144 and 144(k), none of these shares will be saleable until 180 days after the date of the final prospectus. Beginning 180 days after the date of the final prospectus, _________ of these shares will be eligible for sale in the public market, although a portion of such shares will be subject to certain volume limitations pursuant to Rule 144. The 18,000,000 restricted shares will become eligible for sale from time to time thereafter upon expiration of applicable holding periods under Rule 144 under the Securities Act and our right to repurchase unvested shares.

         In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person (or persons whose shares are aggregated) who has beneficially owned restricted shares for at least one year (nobody in our case has held shares for more than one year) would be entitled to sell within any three-month period a number of shares that does not exceed the greater of (i) 1% of the number of common shares then outstanding (which will equal approximately shares immediately after this offering) or (ii) the average weekly trading volume of the common shares during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about Take to Auction.com. Under Rule 144(k), a person who is not deemed to have been an affiliate of Take to Auction.com at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

         Immediately after this offering, we intend to file a registration statement under the Securities Act covering common shares subject to outstanding options under the Option Plan. Based on the number of shares subject to outstanding options at October 31, 1999 and currently reserved for issuance under all such plans, such registration statement would cover approximately 2,442,857 shares. This registration statement will automatically become effective upon filing. Accordingly, shares registered under such registration statement will be available for sale in the open market immediately after the 180-day lock-up agreements expire. Also beginning six months after the date of this offering, certain holders of common shares will be entitled to certain rights with respect to registration of such common shares for offer and sale to the public. See "Description of Capital Stock--Registration Rights."

                              Plan of Distribution

         We are offering a maximum of 2,000,000 of our common shares through our officers and directors on a "best-efforts" basis. This offering will end upon the earliest of the sale of all the shares of common stock, twelve months after the date of this prospectus (unless extended) or the date on which we decide to close the offering.

         This offering will be managed by us without any underwriter. Our officers and directors will receive no sales commissions or other compensation, except for reimbursement of expenses actually incurred for such activities. In connection with their efforts, they will rely on the safe harbor provisions of the Securities and Exchange Act of 1934. Generally speaking, this rule provides an exemption from the broker-dealer registration requirements of the Securities and Exchange Act of 1934 for associated persons of an issuer. Our officers and directors will use their best efforts to find purchasers for the common shares.

         Investors should be aware that while this offering is being conducted through our officers and directors, we retain the right to utilize the services of broker-dealers who are members of the National Association of Securities Dealers, Inc., or NASD. We reserve the right to pay commissions for sales made by broker-dealers in an amount not to exceed 10% of the sales price. Before the involvement of any broker-dealers in the offering, we must obtain a no objection position from the NASD for any compensation arrangements. Any broker-dealers that sell securities in this offering may be deemed an underwriter as defined in
Section 2(11) of the Securities Act. We will amend the prospectus and the registration statement of which it is a part to identify any selected broker-dealers at such time as such broker-dealers sells 5% or more of the offering.

Penny Stock Rules

         Broker-dealer practices in connection with transactions in "penny stocks" are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock, the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules.

         Since we are offering the common shares without the participation of an underwriter, our offering price of between $10.00 and $12.00 per share has not been determined by negotiation with an underwriter, as is customary in most offerings, and instead has been set arbitrarily by us. Investors are therefore subject to an increased risk that the price of the common shares which have been arrived at arbitrarily is not an indication of our value or net worth.

                                  Legal Matters

         The validity of the issuance of the common shares offered hereby will be passed upon for us by Baker & McKenzie, Miami, Florida.

                                     Experts

         The financial statements included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein (which report expresses an unqualified opinion and includes an explanatory paragraph referring to our ability to continue as a going concern), and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                    Where You Can Find Additional Information

         We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the common shares offered hereby. This prospectus does not contain all of the information set forth in the registration statement and accompanying exhibits and schedule. For further information with respect to us and our common shares, we refer you to the registration statement and the accompanying exhibits and schedule. Statements contained in this prospectus regarding the contents of any contract or any other document to which we refer are not necessarily complete. In each instance, we refer you to the copy of such contract or other document filed as an exhibit to the registration statement, and each statement is qualified in all respects by that reference. Copies of the registration statement and the accompanying exhibits and schedule may be inspected without charge at the Securities and Exchange Commission's principal office in Washington, D.C. or obtained at prescribed rates from the Public Reference Section of the Securities and Exchange Commission, at 450 Fifth Street, N.W., Washington, D.C. 20549. The Securities and Exchange Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants, such as us, that file electronically with the Securities and Exchange Commission. The address of this Web site is http:
//www.sec.gov.

                            Take to Auction.com, Inc.

                        (A Development Stage Enterprise)

                          INDEX TO FINANCIAL STATEMENTS

                                                                                                            Page
                                                                                                            ----
Independent Auditors' Report..............................................................................   F-2

Balance Sheet as of July 31, 1999.........................................................................   F-3

Statement of Operations for the period from June 2, 1999
   (date of inception) through July 31, 1999..............................................................   F-4

Statement of Changes in Shareholders' Equity for the period from June 2, 1999
   (date of inception) through July 31, 1999..............................................................   F-5

Statement of Cash Flows for the period from June 2, 1999
   (date of inception) through July 31, 1999..............................................................   F-6

Notes to Financial Statements.............................................................................   F-7

                          Independent Auditors' Report

To the Board of Directors and
Shareholders of Take to Auction.com, Inc.

We have audited the accompanying balance sheet of Take to Auction.com, Inc. (a development stage enterprise), (the "Company") as of July 31, 1999 and the related statements of operations, changes in shareholders' equity and cash flows for the period from June 2, 1999 (date of inception) through July 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Take to Auction.com, Inc. (a development stage enterprise) as of July 31, 1999, and the results of its operations and its cash flows for the period from June 2, 1999 (date of inception) through July 31, 1999 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company is a development stage enterprise engaged in developing and marketing an internet-based community to sell merchandise at online auction sites. As discussed in Note 2 to the financial statements, the Company has incurred losses since inception, and its ability to successfully complete its development program and, ultimately, obtain profitable operations is dependent upon future events, including completing product development, verifying market acceptance, achieving a level of memberships adequate to support the Company's cost structure and obtaining adequate financing to fulfill its development activities, which raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Deloitte & Touche LLP
Miami, Florida

August 26, 1999
(October 1, 1999 as to Note 5 and November 3, 1999 as to Note 7)

                            Take to Auction.com, Inc.
                        (A Development Stage Enterprise)

                                  Balance Sheet

                                                                   July 31, 1999
                                                                   -------------
                                     ASSETS

Current assets:

  Cash and cash equivalents ...................................     $  52,493
  Inventory ...................................................         3,916
                                                                    ---------
    Total current assets ......................................        56,409
  Other assets ................................................        54,295
                                                                    ---------
    Total assets ..............................................     $ 110,704
                                                                    =========

                      LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:

  Accounts payable and accrued expenses .......................     $  49,575
                                                                    ---------
      Total current liabilities ...............................        49,575

Commitments and Contingencies (Note 5).........................
Shareholders' equity:
  Preferred shares, $0.001 par value, 10 million shares
     authorized, no shares issued and outstanding .............            --
  Common shares $0.001 par value, 50 million shares
      authorized, 1,382,171 shares issued and outstanding .....         1,382
  Additional paid-in capital ..................................        83,347
  Accumulated deficit .........................................       (23,600)
                                                                    ---------
    Total shareholders' equity ................................        61,129
                                                                    ---------
    Total liabilities and shareholders' equity ................     $ 110,704
                                                                    =========

The accompanying notes are an integral part of these financial statements.

                            Take to Auction.com, Inc.
                        (A Development Stage Enterprise)

                             Statement of Operations

                                                             For the period from
                                                                June 2, 1999
                                                             (date of inception)
                                                                   through
                                                                July 31, 1999
                                                                -------------
Operating expenses:

  General and administrative expenses ....................        $    17,311
  Web site development expenses ..........................              6,289
                                                                  -----------
      Total operating expenses ...........................             23,600
                                                                  -----------
Net loss .................................................        $   (23,600)
                                                                  ===========

Basic and diluted loss per common share ..................        $     (0.02)
                                                                  ===========

Weighted average number of common shares
  outstanding ............................................          1,382,171
                                                                  ===========

The accompanying notes are an integral part of these financial statements.

                            Take to Auction.com, Inc.
                        (A Development Stage Enterprise)

                  Statement of Changes in Shareholders' Equity
              For the Period From June 2, 1999 (date of inception)
                              Through July 31, 1999

                                                   Common shares               Additional
                                                   -------------                Paid-in         Accumulated
                                              Shares           Amount           Capital           Deficit           Total
                                              ------           ------           -------           -------           -----
Balance at June 2, 1999 (date of
inception) ..........................              594        $       1        $  84,728         $      --         $  84,729

Stock splits (see Note 7) ...........        1,381,577            1,381           (1,381)               --                --

Net loss for the period from June 2,
1999 (date of inception) through July
31, 1999 ............................               --               --               --           (23,600)          (23,600)
                                             ---------        ---------        ---------         ---------         ---------

Balance at July 31, 1999 ............        1,382,171        $   1,382        $  83,347          $(23,600)        $  61,129
                                             =========        =========        =========         =========         =========

The accompanying notes are an integral part of these financial statements.

                            Take to Auction.com, Inc.
                        (A Development Stage Enterprise)

                             Statement of Cash Flows

                                                            For the period from
                                                               June 2, 1999
                                                            (date of inception)
                                                                  through
                                                               July 31, 1999
                                                               -------------
Cash flows from operating activities:

  Net loss ................................................       $(23,600)

Change in operating assets and liabilities:

  Inventory ...............................................           (602)
  Other assets ............................................        (54,295)
  Accounts payable and accrued expenses ...................         49,575
                                                                  --------
      Net cash used in operating activities ...............        (28,922)
                                                                  --------

Cash flows from financing activities:

  Proceeds from issuance of common shares .................         81,415
                                                                  --------
      Net cash provided by financing activities ...........         81,415
                                                                  --------

Net increase in cash and cash equivalents .................         52,493
Cash and cash equivalents at beginning of
  period ..................................................             --
                                                                  --------
Cash and cash equivalents at end of period ................       $ 52,493
                                                                  ========

Supplemental disclosures of cash flow information:

         o No amounts were paid for interest or income taxes for the period from June 2, 1999 (date of inception) through July 31, 1999.

Supplemental schedule of cash and noncash investing and financing activities:

         o During the period from June 2, 1999 (date of inception) through July 31, 1999, a shareholder of the Company contributed inventory amounting to approximately $3,300.

The accompanying notes are an integral part of these financial statements.

                            Take to Auction.com, Inc.
                        (A Development Stage Enterprise)

                          Notes to Financial Statements

Note 1.  Nature of Operations:

         Take to Auction.com, Inc. (the "Company") was incorporated in the State of Florida on June 2, 1999. The Company is a development stage enterprise intending to operate in the internet-based community providing its entrepreneurial members with an online catalog of authentic collectibles and factory-new specialty merchandise to sell at online auction sites. The Company is in the process of developing its network infrastructure and implementing various growth strategies.

Note 2.  Significant Accounting Policies:

         Significant accounting policies and practices used by the Company in the preparation of the accompanying financial statements are as follows:

Basis of presentation

         The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the financial statements, the Company has been in operations for less than one year and incurred a net loss of $23,600 during the period from June 2, 1999 (date of inception) through July 31, 1999. In addition, the Company has not yet completed product development or verified market acceptance.

         These factors, among others, may indicate that the Company will be unable to continue as a going concern for a reasonable period of time. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. The Company's continuation as a going concern is dependent upon future events, including completing product development, verifying market acceptance, achieving a level of memberships adequate to support the Company's cost structure and obtaining adequate financing to fulfill its development activities to successfully operate in the internet-based community. The Company is in the process of filing an initial public offering, the proceeds of which will be used toward its development activities. However, there can be no assurance that such offering will be successful or that the ultimate proceeds will prove to be adequate.

         Effective August 26, 1999, the Company declared a share dividend of an aggregate of 593,497 common shares, $0.001 par value, immediately payable to its shareholders of record in order to effect the equivalent of a 1,000-for-1 stock split to increase the number of common shares outstanding from 594 shares to 594,091 shares. On November 3, 1999, the Company declared a share dividend of an aggregate of 788,080 common shares, $0.001 par value, immediately payable to its shareholders of record in order to effect the equivalent of a 2.326530644-for-1 stock split to increase the number of common shares outstanding from 594,091 shares to 1,382,171 shares. Shareholders' equity has been restated by giving retroactive recognition to the stock splits in prior periods by reclassifying from additional paid in capital to common stock the par value of the additional shares arising from the splits. All applicable share and per share data have been adjusted for the stock splits.

Cash and cash equivalents

         The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Management estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Basic and Diluted Net Loss Per Share

         Basic and diluted net loss per share is computed by dividing the net loss available to common shareholders for the period by the weighted average number of common shares outstanding for the period. The calculation of basic and diluted net loss per share excludes common shares issuable upon exercise of employee stock options as the effect of the exercise would be antidilutive.

Revenue recognition

         Revenues from membership fees are deferred at the time of billing and are recognized ratably over the term of annual membership. Revenues related to auction sales are recognized at the time that the product is shipped to the highest bidder.

Web site development expenses

         Web site development expenses consist principally of expenses incurred for the development of the Company's web site and are expensed as incurred.

Income taxes

         The Company utilizes the asset and liability method of accounting for deferred income taxes. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance is established when it is more likely than not that some or all of the deferred tax assets will not be realized.

Inventory

         Inventory, consisting of finished goods, is stated at the lower of cost or market, cost being determined based on a moving average cost basis which approximates the first-in, first-out method. The cost of inventory includes product cost and freight charges.

Simple IRA Plan

         The Company sponsors the Take to Auction.com, Inc. SIMPLE IRA Plan, a defined contribution plan provided pursuant to the requirements of the Internal Revenue Code of 1986, as amended. All employees eligible to participate may enter the SIMPLE IRA Plan as of the first day of any month. Participants may make pre-tax contributions to the SIMPLE IRA Plan subject to a statutorily prescribed annual limit. The Company is required to make matching contributions, not to exceed 3% of a participant's annual compensation, to the SIMPLE IRA Plan. Each participant is fully vested in their account, including the participant's contributions, the Company's matching contribution and the investment earnings thereon. Contributions by the participants or by the Company to the SIMPLE IRA Plan, and the income earned on such contributions, are generally not taxable to the participants until withdrawn. Contributions by the Company are generally deductible by the Company when made. The participant's and the Company's contributions are held in an IRA. The Company has not made any matching contributions to the SIMPLE IRA Plan as of July 31, 1999.

Note 3.  Income Taxes:

         The income tax provision differs from the amount obtained by applying the statutory Federal income tax rate to pretax income as follows:

                                                     Period from
                                                    June 2, 1999
                                                 (date of inception)
                                                  to July 31, 1999
                                                  ----------------
Benefit at Federal statutory rates ............       $ 8,024
State income taxes, net of Federal benefit.....           857
                                                      -------
                                                        8,881

Valuation allowance ...........................        (8,881)
                                                      -------
                                                      $    --
                                                      =======

         The primary components of temporary differences which give rise to the Company's net deferred tax assets at July 31, 1999 are as follows:

                                              July 31, 1999
                                              -------------
Deferred tax assets:

  Net operating losses carryforward.....          $ 8,881
                                                  -------
  Total deferred tax assets ............            8,881
  Valuation allowance ..................           (8,881)
                                                  -------
                                                  $    --
                                                  =======

         The Company provides a valuation allowance against deferred tax assets if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. The Company has established a valuation allowance against deferred tax assets of $8,881 at July 31, 1999.

         The Company has Federal and State net operating loss carryforwards of approximately $9,000 both of which will begin to expire in the year 2019.

Note 4.  Related Party Transaction:

         During the period from June 2, 1999 (date of inception) to July 31, 1999, a shareholder of the Company contributed inventory amounting to approximately $3,300 as a reduction in his Stock Subscription Receivable.

Note 5.  Commitments and Contingencies:

         Effective August 25, 1999, the Company entered into employment agreements with four executives for a three year initial term. On October 1, 1999, the Company entered into an Employment Agreement with another executive for a three year term. The aggregate annual base salaries are $550,000. A total of 1,006,225 options to purchase common shares were granted (843,368 options were granted on August 26, 1999 and 162,857 options were granted on October 1,
1999) at a weighted average exercise price equal to $0.41 per share. These Options vest over a three-year period from the date of grant. Upon a change of control of the Company (as defined in the agreements), the executives will be entitled to receive severance compensation in the amount of 200 percent of their annual base salaries.

Note 6.  Stock Option Plan:

         Effective August 1999, the Company adopted the 1999 Stock Option Plan (the "Option Plan"). Officers, key employees and nonemployee consultants may be granted stock options, stock appreciation rights, stock awards, performance shares and performance units under the Option Plan. The Company has reserved 2,442,857 common shares for issuance under the Option Plan, subject to further antidilution adjustments.

         The Company will grant 1,500 non-qualified stock options to each non-employee director nominee of the Company. The options will allow such directors to purchase the common shares at an exercise price equal to the contemplated initial public offering (the "Offering") price. These options will have a term of ten years and vest on the date of grant.

         Prior to establishment of a Compensation Committee (the "Committee") of the Board of Directors, the Option Plan will be administered by the Board of Directors of the Company. The Board of Directors or the Committee will be authorized to determine, among other things, the key employees to whom, and the time at which, options and other benefits are to be granted, the number of shares subject to each option, the applicable vesting schedule and the exercise price. The Board of Directors or the Committee will also determine the treatment to be afforded to a participant in the Option Plan in the event of termination of employment for any reason, including death, disability or retirement. Under the Option Plan the maximum term of an incentive stock option is seven years and the maximum term of a nonqualified stock option is seven years.

         The Board of Directors has the power to amend the Option Plan from time to time. Shareholder approval of an amendment is only required to the extent that it is necessary to maintain the Option Plan's status as a protected plan under applicable securities laws or the Option Plan's status as a qualified plan under applicable tax laws.

         Options to purchase an aggregate of 1,006,225 shares have been granted under the Option Plan to employees of the Company at a weighted average exercise price equal to $0.41 per share. These options have a life of seven years and vest over a three-year term.

         Statement of Financial Accounting Standards No. 123, Accounting for Stock Based Compensation ("SFAS No. 123"), encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value. The Company will measure compensation expense for the stock plan using the intrinsic value method prescribed by Accounting Principal Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25"). Accordingly, compensation expense for qualified and non-qualified employee stock options granted under the Option Plan is equal to the difference between the fair market value of the stock at the date of grant and the amount an employee must pay to acquire the stock.

Note 7.  Subsequent Events:

         Effective August 26, 1999, the Company declared a share dividend of an aggregate of 593,497 common shares, $0.001 par value, to its shareholders of record in order to effect the equivalent of a 1,000-for-1 stock split to increase the number of common shares outstanding from 594 shares to 594,091 shares. On November 3, 1999, the Company declared a share dividend of an aggregate of 788,080 common shares, $0.001 par value, immediately payable to its shareholders of record in order to effect the equivalent of a 2.326530644-for-1 stock split to increase the number of common shares outstanding from 594,091 shares to 1,382,171 shares.

         The Company concluded its $1 million initial capitalization on August 26, 1999, of which $84,729 was received by July 31, 1999. All shares issued subsequent to July 31, 1999, in connection with the initial capitalization, will be given effect to the 1,000-for-1 and the 2.326530644-for-1 stock splits. As of October 31, 1999, the Company received an additional $146,433 towards the stock subscription receivable, representing 2,384,718 shares on a post split basis. The remaining balance of $768,838, which would represent 12,518,825 shares on a post split basis, is payable on demand and evidenced by signed promissory notes.

         Subsequent to the initial capitalization, the Company sold 1,714,286 common shares for $700,000.

         On August 16, 1999, the Company entered into a one year operating lease for its corporate headquarters. Monthly rent payments are approximately $2,000.

         On August 25, 1999 the Company's shareholders approved an increase in the number of authorized common shares from 7,500 shares to 50 million shares and a reduction in the par value per share of common stock from $1 to $0.001. The Company also authorized 10 million shares, par value $0.001 per share, of preferred stock.

         Effective September 23, 1999, the Company entered into a 60 month service agreement with a software and network provider to develop and host the Company's web site. The Company paid an initial fee of $40,000 and will pay 60 equal monthly service fee payments of $41,000 commencing on December 15, 1999 through December 14, 2004 (the "Initial Period"). This operating lease agreement automatically renews for successive 12 month periods on the same terms and conditions as initially agreed, unless either party provides the other party with a notice of termination 30 days prior to the end of the Initial Period or any annual renewal period.

         On October 29, 1999, the Company entered into an agreement with ZeroDotNet, Inc. ("ZeroDotNet") to provide financial advisory and strategic planning services to the Company. The term of the agreement is one year. The Company is to pay a $350,000 retainer fee to ZeroDotNet as compensation for services rendered under this agreement.

         Effective November 3, 1999, the Company entered into a six-month service agreement to outsource its warehouse and distribution functions. This service agreement includes order processing, inventory management, warehousing, fulfillment and shipping of product. The Company paid an initial implementation fee of $38,500 in connection with this agreement and the agreement will automatically renew for successive one-year terms.

                             [INSIDE OF BACK COVER]

                                    [Artwork]

============================================================           ============================================================
You should rely only on the information contained in this                                    2,000,000 Shares
prospectus. We have not authorized anyone to provide you
with information different from that contained in this
prospectus. We are offering to sell, and seeking offers to
buy, common shares only in jurisdictions where offers and
sales are permitted. The information contained in this
prospectus is accurate only as of the date of this                                       Take to Auction.com, Inc.
prospectus, regardless of the time of delivery of this
prospectus or of any sale of our common shares.

                 ---------------                                                             Common Shares

                TABLE OF CONTENTS

                                                     Page

Prospectus Summary..................................
Risk Factors........................................
Forward Looking Statements; Market Data.............
Use of Proceeds.....................................                                   ----------------------------
Dividend Policy ....................................
Corporate Information...............................
Capitalization......................................                                        P R O S P E C T U S
Dilution............................................
Selected Financial Data.............................
Management's Discussion and Analysis of                                                ----------------------------
  Financial Condition and Results of
  Operations........................................
Business............................................
Management..........................................
Certain Transactions................................
Principal Shareholders..............................
Description of Capital Stock........................
Shares Eligible for Future Sale.....................
Plan of Distribution................................
Legal Matters.......................................
Experts.............................................
Additional Information..............................
Index to Financial Statements.......................  F-1

         Until , 1999 (25 days after the date of this
prospectus), all dealers that buy, sell or trade our common                                       , 1999
shares, whether or not participating in this offering, may
be required to deliver a prospectus.

============================================================            ============================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the costs and expenses to be paid by Take to Auction.com in connection with the registration of the common shares hereunder. All of the amounts shown are estimates, except for the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq National Market filing fee.

Securities and Exchange Commission registration fee                 $6,672.00
NASD filing fee                                                    [_________]
Nasdaq National Market filing fee.                                        *
Accounting fees and expenses.                                             *
Legal fees and expenses.                                                  *
Road show expenses.                                                       *
Printing and engraving expenses                                           *
Blue sky fees and expenses                                                *
Transfer agent and registrar fees and expenses                            *
Miscellaneous                                                             *

         Total

                                                                    $--------

*To be completed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 607.0850 of the Florida Business Corporation Act (the "FBCA") permits, in general, a Florida corporation to indemnify any person who was or is a party to any action or proceeding by reason of the fact that he or she was a director or officer of the corporation, or served another entity in any capacity at the request of the corporation, against liability incurred in connection with such proceeding including the estimated expenses of litigating the proceeding to conclusion and the expenses, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof, if such person acted in good faith, for a purpose he or she reasonably believed to be in, or not opposed to, the best interest of the corporation and, in criminal actions or proceedings, in addition had non reasonable cause to believe that his or he conduct was unlawful. Section 607.0850(6) of the FBCA permits the corporation to pay in advance of a final disposition of such action or proceeding upon receipt of any undertaking by or on behalf of the director or officer to prepay such amount as, and to the extent, required by statute.
Section 607.0850 of the FBCA provides that the indemnification and advancement of expense provisions contained in the FBCA shall not be deemed exclusive of any rights to which a director or officer seeking indemnification or advancement of expenses may be entitled.

         Our Amended and Restated Articles of Incorporation provide, in general, that we shall indemnify, to the fullest extent permitted by Section 607.0850 of the FBCA, any and all persons whom we shall have the power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in, or covered by, said section. The Amended and Restated Articles of Incorporation also provide that the indemnification provided for therein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of shareholders or disinterested directors or otherwise, both as to actions taken in his or her official capacity and as to acts in another capacity while holding such office.

         In accordance with our Amended and Restated Articles of Incorporation, we shall indemnify any officer or director (including officers and directors serving another corporation, partnership, joint venture, trust, or other enterprise in any capacity at the company's request) made, or threatened to be made, a party to an action or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that he or she was serving in any of those capacities against judgments, fines, amounts paid in settlement and reasonable expenses (including attorney's fees) incurred as a result of such action or proceeding. Indemnification would not be available if a judgment or other final adjudication adverse to such director or officer establishes that (i) his or her acts were committed in bad faith or were the result of active and deliberate dishonesty or (ii) he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.

         We intend to enter into Indemnification Agreements with each of our current directors and officers to give these directors and officers additional contractual assurances regarding the scope of the indemnification set forth in our Amended and Restated Articles of Incorporation and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving a director, officer or employee of Take to Auction.com regarding which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

         The indemnification provision in our Amended and Restated Articles of Incorporation, Amended and Restated Bylaws and the Indemnification Agreements entered into between us and each of our directors and officers may be sufficiently broad to permit indemnification of our directors and officers for liabilities arising under the Securities Act.

         We, with approval by our Board of Directors, expect to obtain directors' and officers' liability insurance.

         See also the undertakings set out in response to Item 17.

         We refer you to the following documents filed as exhibits to this Registration Statement regarding relevant indemnification provisions described above and elsewhere herein:

                                         Exhibit
                                         Document                                                    Number
                                         --------                                                    ------
Amended and Restated Articles of Incorporation as currently in effect                                 3.01
Amended and Restated Bylaws as currently in effect                                                    3.02
Form of Indemnification Agreement to be entered into by Registrant with each of its
directors and executive officers                                                                      10.06
Registrant's 1999 Stock Option Plan and related documents                                             10.07

* To be supplied by amendment.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

         The following table sets forth information regarding all securities sold by us since our inception on June 2, 1999.

                                                                              Number of       Aggregate Purchase Price(2)
Name of Purchasers                 Date of Sale     Title of Securities     Securities*(1)    and Form of Consideration
- ------------------                 ------------     -------------------     ------------      -------------------------
Albert Friedman                      7/10/99            Common Stock             2,327      $      142.86/Cash & Promissory Note
Pacific Investments                  8/26/99            Common Stock         4,560,000      $  280,005.60/Cash & Promissory Note
Horacio Groisman                     8/26/99            Common Stock         1,628,571      $ 100,002.001/Cash & Promissory Note
Magdelena Zafir                      8/26/99            Common Stock         1,628,571      $ 100,002.001/Cash & Promissory Note
Albert Friedman                      8/26/99            Common Stock         1,137,673      $   69,858.54/Cash & Promissory Note
Hugo Calemczuk                       8/26/99            Common Stock         1,140,000      $   70,001.40/Cash & Promissory Note
Pesia Leder                          8/26/99            Common Stock           814,287      $   50,001.00/Cash & Promissory Note
Sharon Lallouz                       8/26/99            Common Stock           651,429      $   40,000.80/Cash & Promissory Note
Maurice Alcavez                      8/26/99            Common Stock           651,429      $   40,000.80/Cash & Promissory Note
Dr. Michelle Fisher                  8/26/99            Common Stock           244,286      $   15,000.30/Cash & Promissory Note
Nadine Lallouz                       8/26/99            Common Stock           244,286      $   15,000.30/Cash & Promissory Note
Zouhir Beidoun                       8/26/99            Common Stock           488,571      $   30,000.60/Cash & Promissory Note
Isaac Lekach                         8/26/99            Common Stock           325,714      $   20,000.40/Cash & Promissory Note
David Lekach                         8/26/99            Common Stock           325,714      $   20,000.40/Cash & Promissory Note
Jassi Lekach                         8/26/99            Common Stock           325,714      $   20,000.40/Cash & Promissory Note
The Joseph Trust                     8/26/99            Common Stock           325,714      $   20,000.40/Cash & Promissory Note
(Issac Shalom)
Hannah Lekach                        8/26/99            Common Stock           325,714      $   20,000.40/Cash & Promissory Note
Rachmil Lekach                       8/26/99            Common Stock           325,714      $   20,000.40/Cash & Promissory Note
Dr. Bernard Weinbach                 8/26/99            Common Stock           162,857      $   10,000.20/Cash & Promissory Note
Mayi De La Vega                      8/26/99            Common Stock           162,857      $   10,000.20/Cash & Promissory Note
Glenn Gopman                         8/26/99            Common Stock           162,857      $   10,000.20/Cash & Promissory Note
Israel Lewin                         8/26/99            Common Stock           162,857      $   10,000.20/Cash & Promissory Note
Alice Lekach                         8/26/99            Common Stock           162,857      $   10,000.20/Cash & Promissory Note
Andrea Koplowitz                     8/26/99            Common Stock           162,857      $   10,000.20/Cash & Promissory Note
Gabriel Groisman                     8/26/99            Common Stock            81,429      $    5,000.10/Cash & Promissory Note
Melissa Groisman                     8/26/99            Common Stock            81,429      $    5,000.10/Cash & Promissory Note
SLI.com Venture I, Ltd.              8/26/99            Common Stock           857,143      $  350,000 Cash
Dominion Income Mgmt.                10/20/99           Common Stock           857,143      $  350,000 Cash
                                                                            ---------
                                                                            18,000,000

*On June 6, 1999 we sold 100 shares of Common Stock to Sharon J. Lallouz who transferred the common shares back to us on July 10, 1999.

(1) Assumes 1,000 for 1 stock split effective August 26, 1999 and 2.326530644 for 1 stock split effective November 3, 1999.

(2) Assumes pre-split calculation of $142.86 per share.

No common shares were issued to Registrant's officers, directors, employees and consultants pursuant to the exercise of stock options granted under the Option Plan.

         All other sales were made in reliance on Section 4(2) of the Securities Act and/or Regulation D promulgated under the Securities Act. These sales were made without general solicitation or advertising. Each purchaser was a sophisticated investor with access to all relevant information necessary to evaluate the investment and represented to the Registrant that the shares were being acquired for investment.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

         (a) The following exhibits are filed herewith:

      EXHIBIT
      NUMBER
      ------

       3.01 Amended and Restated Articles of Incorporation as currently in effect.

       3.02         Amended and Restated Bylaws as currently in effect.

       4.01         Form of Specimen Certificate for common shares.*

       5.01 Opinion of Baker & McKenzie regarding legality of the securities being registered.*

      10.01 Executive Employment Agreement between Registrant and Albert Friedman dated August __, 1999.

      10.02 Executive Employment Agreement between Registrant and Mitchell H. Morgan dated August __, 1999.

      10.03 Executive Employment Agreement between Registrant and Lucien Lallouz dated August __, 1999.

      10.04 Executive Employment Agreement between Registrant and Hugo Calemczuk dated August __, 1999.

      10.05 Office Lease between Miami Freezone Corporation, a Florida corporation, and the Registrant dated August 4, 1999.

      10.06 Form of Indemnification Agreement to be entered into by Registrant with each of its directors and executive officers.

      10.07         Registrant's 1999 Stock Option Plan and related documents.

      10.08 Stock Purchase Agreement between Registrant and SLI.com Venture I, Ltd. dated August 26, 1999.

      10.09 Stock Purchase Agreement between Registrant and Dominion Income Management dated October 20, 1999.

      10.10 IMap Agreement between Registrant and US internetworking, Inc. dated September 23, 1999.

      23.01         Consent of Baker & McKenzie (included in Exhibit 5.01).*

      23.02         Consent of Deloitte & Touche LLP.

      24.01         Power of Attorney (see Page II-6 of this Registration
                    Statement).

      27.01         Financial Data Schedule.

*  To be supplied by amendment.

         (b) Financial statement schedules.

         No financial statement schedules are provided because the information called for is not required or is shown either in the financial statements or the notes thereto.

ITEM 17. UNDERTAKINGS.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Take to Auction.com pursuant to the provisions described under Item 14 above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Take to Auction.com of expenses incurred or paid by a director, officer or controlling person of Take to Auction.com in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         We hereby undertake that:

         (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by Take to Auction.com pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the securities act of 1933, as amended, Take to Auction.com has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Miami, state of Florida, on the 17th day of November, 1999.


                                             Take to Auction.com, Inc.

                                             By: /s/ Albert Friedman
                                                 -------------------------------
                                                 Albert Friedman, President and
                                                 Chief Executive Officer

                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Albert Friedman and Mitchel H. Morgan, and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by the Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

         Pursuant to the requirements of the securities act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name                            Title                              Date
- ----                            -----                              ----

Principal Executive Officer

/s/  Albert Friedman            President, Chief Executive     November 17, 1999
- ---------------------------     Officer and Director
Albert Friedman

Principal Financial Officer
and Principal Accounting
Officer

/s/  Mitchell Morgan            Vice President,                November 17, 1999
- ---------------------------     Chief Financial Officer
Mitchell Morgan                   and Director

/s/  Jonathan Geller            Chief Technology               November 17, 1999
- ---------------------------     Officer and Director
Jonathan Geller

/s/  Lucien Lallouz             Executive Vice President of    November 17, 1999
- ---------------------------     Marketing
Lucien Lallouz

/s/  Hugo Calemczuk             Senior Vice President of       November 17, 1999
- ---------------------------     Merchandising and Director
Hugo Calemczuk

ADDITIONAL DIRECTORS

/s/  Horacio Groisman           Director                       November 17, 1999
- ---------------------------
Horacio Groisman

/s/  Ilia Lekach                Director                       November 17, 1999
- ---------------------------
Ilia Lekach

/s/  Garrick Hileman            Director                       November 17, 1999
- ---------------------------
Garrick Hileman